Exhibit (a)(1)(A)

SAVVIS, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

FOR NEW STOCK OPTIONS

This Offer to Exchange Certain Outstanding Stock Options for New Stock Options (this

“Exchange Offer”) and your withdrawal rights will expire at 6:00 a.m. Central Time on June 26, 2009, unless extended (the “Expiration Date”).

SAVVIS, Inc., a Delaware corporation (“Savvis,” “we,” “us,” or “our”) is offering our employees the opportunity to exchange some or all of their outstanding stock options with an exercise price per share greater than $17.85 (which is the 52-week high closing price of our common stock immediately prior to commencement of this Exchange Offer) and granted prior to May 29, 2008 (“Eligible Options”), whether vested or unvested, for a lesser number of stock options (the “New Options”) with an exercise price equal to the closing price of our common stock on the date of grant of the New Options.

—

Each Eligible Option that you elect to exchange will be exchanged for a lesser number of New Options based on the exchange ratios set forth herein (the “Exchange Ratios”). The Exchange Ratios were determined based on exercise prices of Eligible Options.

—

Each New Option will have an exercise price equal to the closing price per share of our common stock on The Nasdaq Global Select Market on the date of grant of the New Options (the “New Option Grant Date”).

—	Each New Option will have a term of ten years.

—

Each New Option will have a new vesting schedule as follows: New Options issued in exchange for Eligible Options that are vested as of the Expiration Date of this Exchange Offer will vest six months from the New Option Grant Date; and New Options issued in exchange for Eligible Options that are not vested as of the Expiration Date of this Exchange Offer will vest over a three-year period, with one-third vesting on each anniversary of the New Option Grant Date. Vesting is conditioned on your continued employment with us through each applicable vesting date.

We intend to grant New Options on the same day we cancel the Eligible Options that are exchanged pursuant to this Exchange Offer, which we expect to be June 29, 2009. New Options will be issued under our Amended and Restated 2003 Incentive Compensation Plan (the “2003 Plan”).

Only current employees of Savvis who are based in the United States or the United Kingdom, and who remain employed with Savvis through the New Option Grant Date (“Eligible Employees”), will be permitted to participate in this Exchange Offer.

This Exchange Offer is not conditioned on a minimum number of Eligible Options being submitted for exchange or a minimum number of Eligible Employees participating. If you choose not to participate in this Exchange Offer, you will continue to hold your Eligible Options on the same terms and conditions under which they were originally granted.

Shares of Savvis common stock are traded on The Nasdaq Global Select Market under the symbol “SVVS.” On May 28, 2009, the last reported sale price per share of Savvis common stock on The Nasdaq Global Select Market was $10.84 per share. The current market price of our common stock, however, is not necessarily indicative of future stock prices, and we cannot predict what the closing sale price of our common stock will be on the New Option Grant Date.

See “Risk Factors” for a discussion of risks that you should consider before participating in this Exchange Offer.

IMPORTANT

If you choose to participate in this Exchange Offer, you must submit your election through the Exchange Offer website at the website address at https://www.archimedes.com/savvisoptionexchange or deliver a completed election form via facsimile on or before Expiration Date (6:00 a.m. Central Time on June 26, 2009, unless extended by Savvis). If you choose to not participate in this Exchange Offer, you do not need to do anything, and your Eligible Options will continue to remain subject to their existing terms and conditions. Facsimile election forms may be sent to:

SAVVIS, Inc.

c/o Fidelity Stock Plan Services

Attention: Customer Service

Facsimile: 1-800-984-8467

Responses submitted by any other means, including hand delivery, inter-office or U.S. mail and Federal Express (or similar delivery service) are not permitted. The delivery of all documents, including elections and withdrawals, is at your own risk. Only responses that are complete and actually received by SAVVIS, Inc. c/o Fidelity Stock Plan Services, our agent for this Exchange Offer, by the Expiration Date (6:00 a.m. Central Time on June 26, 2009, unless extended by Savvis), will be accepted.

Confirmation statements for submissions through the Exchange Offer website may be obtained by clicking on the “Print Confirmation” button after submitting your election or withdrawal. You should print and save a copy of the confirmation for your records.

You should direct requests for assistance (including requests for additional copies of any documents relating to this Exchange Offer) by contacting Fidelity Stock Plan Services in the U.S. at 1-800-544-9354 or internationally at 1-800-544-0275, or by visiting https://www.archimedes.com/savvisoptionexchange.

Although our Board of Directors has approved this Exchange Offer, consummation of this Exchange Offer is subject to, and conditioned on, the conditions described in the section entitled “This Exchange Offer–Conditions of This Exchange Offer.” Neither Savvis nor our Board of Directors makes any recommendation as to whether you should exchange, or refrain from exchanging, your Eligible Options in this Exchange Offer. You must make your own decision whether to exchange your Eligible Options. You should consult your personal outside advisor(s) if you have questions about your financial or tax situation as it relates to this Exchange Offer.

THIS EXCHANGE OFFER DOCUMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), OR ANY STATE OR FOREIGN SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS EXCHANGE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR AS PROVIDED ON THE EXCHANGE OFFER WEBSITE. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

i

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some questions you may have about this Exchange Offer. We encourage you to carefully read this section and the remainder of this document. Where appropriate, we have included references to the relevant sections of this document where you can find a more complete description of the topics in this summary.

A.    GENERAL EXCHANGE OFFER QUESTIONS

Q1:    What is this Exchange Offer?

A: Savvis is offering Eligible Employees the opportunity to exchange some or all of their Eligible Options, whether vested or unvested, for a lesser number of New Options which have a lower exercise price.

Q2:    Why is Savvis allowing employees to exchange their options?

A: We award stock options in order to incentivize and retain key employees and to align the interests of our employees with those of our stockholders. Our stock price decline over the last two years has resulted in stock options which have an exercise price in excess of the stock price of the shares subject to the stock options (which are generally referred to as being “underwater”). Underwater options result in a significant weakening of the incentive and retention value of our outstanding stock options, which are important components of our total compensation program. We believe these underwater options no longer support the long-term incentive and retention objectives that they were intended to provide.

By participating in this Exchange Offer, whereby Eligible Employees can exchange underwater Eligible Options for New Options, Eligible Employees have the opportunity to hold options that have a lower exercise price and, therefore, greater value and appreciation potential. We believe this will restore the intended objectives of our stock options and realign employee and stockholder interests. (See Section 2)

Q3:    What stock options are eligible for exchange in this Exchange Offer?

A: An Eligible Option is any outstanding stock option granted under the 2003 Plan or our 1999 Stock Option Plan (the “1999 Plan” and, together with the 2003 Plan, the “Stock Option Plans”) prior to May 29, 2008, whether vested or unvested, with an exercise price greater than $17.85. Outstanding stock options with exercise prices equal to or lower than $17.85 will not be eligible for exchange in this Exchange Offer. (See Section 1)

Q4:    How many New Options will I get if I choose to participate?

A: The number of New Options that you receive in this Exchange Offer for tendered Eligible Options will depend on the Exchange Ratios set forth below. The Exchange Ratios are grouped by exercise price of Eligible Options.

If the Exercise Price of an Eligible Option Is:	Exchange Ratio (New Option to Eligible Options):
$17.86 – $19.19	1 New Option for 1.1 Eligible Options
$19.20 – $25.08	1 New Option for 1.2 Eligible Options
$25.09 – $29.12	1 New Option for 1.3 Eligible Options
$29.13 – $31.08	1 New Option for 1.4 Eligible Options
$31.09 – $35.09	1 New Option for 1.5 Eligible Options
$35.10 – $38.94	1 New Option for 1.6 Eligible Options
$38.95 – $46.93	1 New Option for 1.8 Eligible Options
$46.94 – $49.94	1 New Option for 1.9 Eligible Options
$49.95 – $55.30	1 New Option for 2.0 Eligible Options
Above $55.30	1 New Option for 7.6 Eligible Options

For purposes of applying the Exchange Ratios, fractional New Options will be rounded down to the nearest whole number on a Grant (as defined in this Section) by Grant basis.

Example 1

For example, if you exchanged 110 Eligible Options with an exercise price of $17.90 per share, the Exchange Ratio would be one New Stock Option for every 1.1 tendered Eligible Options and you would receive 100 New Stock Options (110 divided by 1.1). The exercise price of your New Options will be the closing price of our common stock on The Nasdaq Global Select Market on the New Option Grant Date.

Example 2

If you also exchanged 100 Eligible Options with an exercise price of $49.95 per share, the Exchange Ratio would be one New Stock Option for every two tendered Eligible Options and you would receive 50 New Stock Options (100 divided by 2). The exercise price of your New Options would be the closing price of our common stock on The Nasdaq Global Select Market on the New Option Grant Date.

Q5:    How were the Exchange Ratios determined?

A: The Exchange Ratios are intended to result in the issuance of New Options for which we will recognize little or no accounting expense. The calculations to determine the Exchange Ratios calculate the “value” of the Eligible Options using a standard but complicated option valuation method called “Black-Scholes-Merton,” which takes into account a number of different factors relating to the Eligible Options, including their remaining term. The Black-Scholes-Merton option valuation method is described in more detail in Section 11 (Status of Eligible Options Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer). The Eligible Options were then grouped by exercise price and an Exchange Ratio was assigned to each group. As a result of this valuation method, the Exchange Ratios do not increase or decrease in a “straight line” according to exercise price.

Q6:    Will the New Options have different vesting terms?

A: Yes. The New Options will vest as follows:

New Options issued in exchange for Eligible Options that are vested as of the Expiration Date of this Exchange Offer will vest six months from the New Option Grant Date; and New Options issued in exchange for Eligible Options that are not vested as of the Expiration Date of this Exchange Offer will vest over a three-year period, with one-third vesting on each anniversary of the New Option Grant Date. Vesting is conditioned on your continued employment with us through each applicable vesting date. (See Section 8)

Q7:    Why are you extending the vesting period of fully-vested exchanged options?

A: We have designed this Exchange Offer to create value for Savvis’ employees and provide Savvis with a retention tool. Consistent with our approach to all new equity grants to our employees, we are attaching additional vesting terms to the grant of the New Options, which will allow these New Options to also serve their original purpose as a retention tool. (See Section 2)

Q8:    What are the differences between New Options and previously granted Eligible Options?

A: New Options will differ from your Eligible Options in the following ways:

—	New Options will be exercisable into a lesser number of shares of common stock than your exchanged Eligible Options based on the Exchange Ratios.

—	New Options will have an exercise price equal to the closing price of our common stock on The Nasdaq Global Select Market on the New Option Grant Date.

—	New Options will have a term of ten years regardless of the remaining term of the exchanged Eligible Option.

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New Options will have a new vesting schedule as follows: New Options issued in exchange for Eligible Options that are vested as of the Expiration Date of this Exchange Offer will vest six months from the New Option Grant Date; and New Options issued in exchange for Eligible Options that are not vested as of the Expiration Date of this Exchange Offer will vest over a three-year period, with one-third vesting on each anniversary of the New Option Grant Date. Vesting is conditioned on your continued employment with us through each applicable vesting date.

—	New Options will be issued under the 2003 Plan even if the exchanged Eligible Option was issued under the 1999 Plan. (See Section 8)

Q9:    Are there any differences between the 1999 Plan and the 2003 Plan?

A: No. All of Eligible Options granted under the 1999 Plan are fully vested and there are no significant differences between the 2003 Plan and the 1999 Plan that relate to fully vested outstanding options.

Q10:  If I participate in this Exchange Offer, do I need to exchange all of my Eligible Options?

A: No. You may elect to exchange some of your Eligible Options and not others, but you must exchange all of the Eligible Options of any given Grant if you want to exchange any of them.

A “Grant” means all of the stock options granted to you on the same day at the same price. For example, if you were granted 100 stock options on March 3, 2008 at an exercise price per share of $18.40, then all of those options would be considered part of the same Grant. You may either exchange all of those options or none of them, but you may not exchange only some of them. (See Section 3)

Q11:  Can I exchange my Eligible Options if they are not fully vested?

A: Yes, you can exchange Eligible Options that are not fully vested. You can choose to exchange a Grant of Eligible Options even if only part of the grant has vested. For example, if you have a Grant of 100 options that vest over a four-year period and only 75 of those options are vested, you can still exchange the Eligible Options that are part of that Grant. (See Section 3)

Q12:  What happens if my Eligible Options terminate during this Exchange Offer?

A: Only those Eligible Options that continue to be outstanding through the Expiration Date of this Exchange Offer will be accepted by us and exchanged for New Options. (See Section 3)

Q13:  What happens if, after the New Option Grant Date, my New Options end up being “underwater”?

A: We can provide no assurance as to the possible price of our common stock at any time in the foreseeable future. We do not anticipate offering Savvis’ employees another opportunity to exchange “underwater” options for new options in the future. (See Risk Factors)

Q14:  Are you expecting this Exchange Offer to be a one-time event?

A: We do not currently anticipate offering Savvis’ employees another opportunity to exchange “underwater” options for new options in the foreseeable future. (See Section 1)

Q15:  Can you extend the length of this Exchange Offer?

A: While Savvis has the discretion to extend the length of this Exchange Offer (provided that this Exchange Offer is open for at least 20 business days), we do not at this time intend to do so. If we extend this Exchange Offer, we will notify you about the new Expiration Date. (See Section 14)

Q16:  Will my decision to participate in this Exchange Offer have any impact on my ability to receive options in the future?

A: No. Participation or non-participation in this Exchange Offer will have no effect on your consideration for future equity options. However, all option grants are at the discretion of the Compensation Committee of our Board of Directors.

B.    PARTICIPATION AND ELIGIBILITY QUESTIONS (See Section 1)

Q1:    Who may participate in this Exchange Offer?

A: Only Eligible Employees can participate in this Exchange Offer. You are eligible if you meet ALL three of the following criteria:

—	You are a full or part-time employee of Savvis or any of its subsidiaries in the U.S. or U.K. on the date this Exchange Offer starts.

—	You hold one or more Eligible Options.

—	You continue to be a full or part-time employee of Savvis or any of its subsidiaries in the U.S. or U.K. through the New Option Grant Date.

Q2:    Who may not participate in this Exchange Offer?

A: You are NOT eligible to participate in this Exchange Offer if you meet any of the following criteria:

—	You are a former employee

—	You are on unauthorized leave

—	You are not someone who may participate as discussed in Q1 above

Q3:    Will this Exchange Offer be available in all countries?

A: No. This Exchange Offer will only be available to Eligible Employees based in the U.S. and the U.K.

Q4:    What happens to my Eligible Options if my employment with Savvis ends before the end of this Exchange Offer?

A: If you participate in this Exchange Offer and your employment ends before the New Option Grant Date, your participation in this Exchange Offer will be canceled and you will not be able to exchange your Eligible Options.

For example, if you elect to participate in this Exchange Offer on June 15, 2009 and your employment at Savvis ends on June 22, 2009, you will no longer be eligible to participate in this Exchange Offer and your Eligible Options will remain subject to their existing terms and conditions. In that case, generally you may exercise your existing stock options for 90 days after your termination date to the extent they are vested and in accordance with their terms. See “This Exchange Offer–Eligible Options; Eligible Employees; Expiration Date of This Exchange Offer” for more information.

Q5:    What happens to my New Options if my employment with Savvis ends after the New Option Grant Date?

A: If your employment ends after the New Option Grant Date (other than because of your disability or death), your New Options will not continue to vest and any unvested portion will be canceled as of the date of termination (excluding any notice period that may be required under applicable law). Any vested and unexercised portion of the New Options will generally be exercisable for 90 days after termination (or one year if your termination was on account of your disability or death), as is the case today, unless your option agreement or other agreement with us provides otherwise. You should not view this Exchange Offer or Savvis’s acceptance of your election to voluntarily participate in this Exchange Offer as a promise by Savvis to continue your employment.

Q6:    What if I am on an authorized leave of absence during this Exchange Offer or on the New Option Grant Date?

A: If you are on an authorized leave of absence, you will still be able to participate in this Exchange Offer. If you exchange your Eligible Options while you are on an authorized leave of absence before the Expiration Date of this Exchange Offer, you will be entitled to receive New Options on the New Option Grant Date as long as you still meet the eligibility requirements described above.

Q7:    If I haven’t accepted my stock option grant yet, can I still participate in this Exchange Offer?

A: Yes. You must log on to https://www.netbenefits.fidelity.com to accept stock option grants. You must accept your stock option grant before you are able to exchange it.

C.    HOW DOES THIS EXCHANGE OFFER WORK (DETAILS OF THE OFFER) QUESTIONS (See Section 5)

Q1:    How do I participate in this Exchange Offer?

A: You may elect to participate in two ways: (i) through the Exchange Offer website or (ii) by submitting your election form via facsimile.

Electing Through the Exchange Offer Website:

1. To access the Exchange Offer website, go to https://www.archimedes.com/savvisoptionexchange and log in to the website.

2. After following the instructions relating to the Exchange Offer website Terms of Use, you may access various documents that provide further details about this Exchange Offer.

3. To make your election, click on the “Elect” button and select the Eligible Options that you would like to exchange by clicking on the boxes next to such Eligible Options.

4. Click on the “Submit” button to finalize your elections.

5. Click on the “Print Confirmation” button on the following confirmation screen to print out a record of your election.

Your election must be submitted on or before the Expiration Date (6:00 a.m. Central Time on June 26, 2009, unless extended by Savvis).

Electing via Facsimile:

If you choose not to utilize the Exchange Offer website election process, you may submit your election by sending a paper election form to the Facsimile number provided below. You do not need to submit an election by facsimile if you elect to participate in this Exchange Offer via the Exchange Offer website. To send your election by facsimile, you must do the following on or before the Expiration Date (6:00 a.m. Central Time on June 26, 2009, unless extended by Savvis):

1. Contact Fidelity Stock Plan Services to have the paper election form mailed to you.

2. Properly complete and sign the election form.

3. Deliver the completed and signed election form via facsimile to:

SAVVIS, Inc.

c/o Fidelity Stock Plan Services

Attention: Customer Service

Facsimile: 1-800-984-8467

General Information:

You should note that if you elect to exchange any Eligible Options in this Exchange Offer, you must elect to exchange all your Eligible Options that are part of the same Grant. If you hold more than one Grant of Eligible Options, however, you may choose to exchange one or more of such Grants of Eligible Options without having to exchange all of your Grants of Eligible Options. To help you recall your outstanding Eligible Options and give you the information necessary to make an informed decision, please refer to the grant information available on the Exchange Offer website at https://www.archimedes.com/savvisoptionexchange under “Exchange Offer Calculator,” which lists your Eligible Options, the grant dates, the exercise prices, the number of Eligible Options that are vested and unvested, and the applicable Exchange Ratios or call Fidelity Stock Plan Services in the United States at 1-800-544-9354 or internationally at 1-800-544-0275. Submitting your election through the Exchange Offer website may be the most convenient way for you to participate. However, you may submit a paper election form if you so desire. We cannot guarantee receipt, and it is your responsibility to submit electronic data via the Exchange Offer website or to assure timely receipt by SAVVIS, Inc. c/o Fidelity Stock Plan Services via the facsimile method specified above. Fidelity Stock Plan Services is available to answer questions as needed in the United States at 1-800-544-9354 or internationally at 1-800-544-0275.

This is a one-time offer, and we will strictly enforce the period during which this Exchange Offer is open. We reserve the right to reject any Eligible Options tendered for exchange that we determine are not in appropriate form, incomplete, ambiguous or illegible or that we determine are unlawful to accept. Subject to the terms and conditions of this Exchange Offer, we will accept all properly tendered Eligible Options promptly after the Expiration Date of this Exchange Offer. (See Section 4)

The delivery of all documents, including elections and withdrawals, is at your own risk. Only responses that are complete and actually received by SAVVIS, Inc. c/o Fidelity Stock Plan Services, our agent, by the Expiration Date will be accepted. If your election or withdrawal is received by SAVVIS, Inc. c/o Fidelity Stock Plan Services via facsimile, Savvis intends to confirm the receipt of your election and/or any withdrawal by email to your corporate email address within five U.S. business days. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election and/or any withdrawal.

Confirmation statements for submissions through the Exchange Offer website may be obtained by clicking on the “Print Confirmation” button after submitting your election or withdrawal. You should print and save a copy of the confirmation for your records.

Responses submitted by any other means, including hand delivery, inter-office or U.S. mail and Federal Express (or similar delivery service) are not permitted.

Q2:    If I am on authorized leave during this Exchange Offer or cannot access the Exchange Offer website, how do I participate?

A: If you are unable to access the Exchange Offer website, you may submit your election by sending a paper election form to the Facsimile number provided below. You do not need to submit an election by facsimile if you accept this Exchange Offer via the Exchange Offer website. To send your election by facsimile, you must do the following on or before the Expiration Date (6:00 a.m. Central Time on June 26, 2009, unless extended by Savvis):

1. Contact Fidelity Stock Plan Services to have the paper election form mailed to you.

2. Properly complete and sign the election form.

3. Deliver the completed and signed election form via facsimile to:

SAVVIS, Inc.

c/o Fidelity Stock Plan Services

Attention: Customer Service

Facsimile: 1-800-984-8467

Additional information can be obtained by contacting Fidelity Stock Plan Services in the United States at 1-800-544-9354 or internationally at 1-800-544-0275.

Q3:    What is the period during which employees can exchange their options?

A: This Exchange Offer will be open during the period from Friday, May 29, 2009 until the Expiration Date (6:00 a.m. Central Time on Friday, June 26, 2009, unless extended by Savvis). You must decide during this period whether or not to participate in this Exchange Offer.

Although we do not currently intend to do so, we may, in our sole discretion, extend this Exchange Offer at any time. If we extend this Exchange Offer, we will publicly announce the extension and the new Expiration Date no later than 9:00 a.m. Eastern Time on the next business day following the previously scheduled or announced Expiration Date. Once we confirm that the Expiration Date will not be extended, no exceptions will be made.

D.    YOUR DECISION / EXCHANGE OFFER WEBSITE QUESTIONS

Q1:    How should I decide whether or not to exchange my Eligible Options for New Options?

A: In addition to this document, we are providing information on the Exchange Offer website to assist you in making your own informed decision. However, we are not making any recommendation as to whether you should or should not participate in this Exchange Offer. You should speak to your own outside legal counsel, accountant or financial advisor for further advice. No one from Savvis is, or will be, authorized to provide you with additional information in this regard. Please also review the “Risk Factors” that appear after this Summary Term Sheet and refer to Schedule A of this document if you are based in the U.K.

Q2:    Can you provide me with some examples of how this Exchange Offer will work?

A: Yes. Here are three examples. In each case, assume the closing price of our common stock on the New Option Grant Date is $10.00 per share. The examples do take into account the effects of taxes or brokerage fees or other expenses.

1. Assume that you have a Grant of 110 Eligible Options that were granted to you on March 3, 2008 with an exercise price of $18.40 per share. If you were to exchange these Eligible Options in this Exchange Offer, you would receive 100 New Options with an exercise price of $10.00 per share (assuming that is the closing price of our common stock on the New Options Grant Date for the purposes of this example). If our common stock price were to increase to $20.00 per share and you exercised your New Options and sold the underlying shares of common stock you received in the public market, you would have a profit of $1,000. If our common stock price were to increase to $110 per share, and you exercised your New Options and sold the underlying shares of common stock you received in the public market, your profit would be $10,000. However, if you did not exchange your Eligible Options in this Exchange Offer and the price of our common stock increased to $110 per share, and you exercised your 110 Eligible Options and sold them in the public market, your profit would be $10,076.

2. Assume that you have a Grant of 150 Eligible Options that were granted to you on November 28, 2007 with an exercise price of $32.00 per share. If you were to exchange these Eligible Options in this Exchange Offer, you would receive 100 New Options with an exercise price of $10.00 per share (assuming that is the closing price of our common stock on the New Options Grant Date for the purposes of this example). If our common stock price were to increase to $20.00 per share and you exercised your New Options and sold the underlying shares of common stock you received in the public market, you would have a profit of $1,000. If our common stock price were to increase to $55 per share, and you exercised your New Options and sold the underlying shares of common stock you received in the public market, your profit would be $4,500. However, if you did not exchange your Eligible Options in this Exchange Offer and the price of our common stock increased to $55 per share, and you exercised your 150 Eligible Options and sold them in the public market, your profit would be $3,450.

3. Assume that you have a Grant of 150 Eligible Options that were granted to you on March 27, 2007 with an exercise price of $46.90 per share. If you were to exchange these Eligible Options in this Exchange Offer you would receive 83 New Options with an exercise price of $10.00 per share (assuming that is the closing price of our common stock on the New Options Grant Date for the purposes of this example). If our common stock price were to increase to $45.00 per share and you exercised your New Options and sold the underlying shares of common stock you received in the public market, your profit would be $2,905. However, if you did not exchange your Eligible Options in this Exchange Offer, your Eligible Options would still be underwater.

Q3:    How can I find out how many Eligible Options I have and what their exercise prices are?

A: You can review your individual Eligible Option information, including all of your stock option grants to date and the status of each stock option, online at the Exchange Offer website at https://www.archimedes.com/savvisoptionexchange, or call Fidelity Stock Plan Services in the United States at 1-800-544-9354 or internationally at 1-800-544-0275.

Q4:    How will participating in this Exchange Offer extend the life of my “soon to expire” options?

A: You will receive a grant of New Options with a new vesting schedule and a new term of ten years.

Q5:    Do I have to participate in this Exchange Offer?

A: No. Your participation in this Exchange Offer is completely voluntary. If you choose not to participate, you will keep any Eligible Options, you will not receive any New Options under this Exchange Offer, and no changes will be made to the terms of your Eligible Options as a result of this Exchange Offer.

Q6:    What happens to my Eligible Options if I elect not to participate in this Exchange Offer or if they are not accepted for exchange in this Exchange Offer?

A: This Exchange Offer will have no effect on your Eligible Options if you elect not to participate in this Exchange Offer or if your Eligible Options are not accepted for exchange in this Exchange Offer.

Q7:    Can I exchange stock options that I have already exercised?

A: No. This Exchange Offer applies only to outstanding Eligible Options. A stock option that has been fully exercised is no longer outstanding.

Q8:    If I exchange my Eligible Options for New Options, am I giving up my rights to the Eligible Options?

A: Yes. When we accept your Eligible Options for exchange, they will be canceled and you will no longer have any rights to them. They will be replaced with the New Options.

Q9:    Can I exchange the remaining portion of an Eligible Option that I have already partially exercised?

A: Yes. If you previously partially exercised an Eligible Option, you may elect to exchange the remaining unexercised portion of the Eligible Option under this Exchange Offer. If you have exercised a particular option, it is no longer outstanding, and it is not eligible.

Q10:  Can I change my mind about participating in this Exchange Offer?

A: Yes. Up until the Expiration Date (6:00 a.m. Central Time on Friday, June 26, 2009, unless extended by Savvis), you may change your mind after you have submitted an election to participate in or a withdrawal from this Exchange Offer. To do this you must submit an election form or withdrawal form through the Exchange Offer website or by facsimile before the Expiration Date (6:00 a.m. Central Time on Friday, June 26, 2009, unless extended by Savvis).

You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form or withdrawal form we receive before the Expiration Date. If we extend the Expiration Date, you may submit an election form or withdrawal form at any time until the extended Exchange Offer expires.

Q11:  May I change my mind about which Eligible Options I want to exchange?

A: Yes. Up until the Expiration Date you may change your mind about which Eligible Options you want to exchange after you have submitted an election to participate in this Exchange Offer. You may change your election at any time prior to the Expiration Date by completing and submitting a new election form through the Exchange Offer website or by facsimile.

You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the Expiration Date. If we extend the Expiration Date, you may change your election at any time until the extended Exchange Offer expires.

Q12:  How do I withdraw my election to participate?

A: To withdraw your election with respect to some or all of your Eligible Options, you must properly complete and submit a withdrawal form before the Expiration Date through the Exchange Offer website or by facsimile.

Q13:  How will I know whether you have received my election or my withdrawal?

A: If your election or withdrawal is received by SAVVIS, Inc. c/o Fidelity Stock Plan Services via facsimile, we intend to confirm the receipt of your election and/or any withdrawal by email within five U.S. business days. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election and/or any withdrawal. Confirmation statements for submissions through the Exchange Offer website may be obtained by clicking on the “Print Confirmation” button after submitting your election or withdrawal. You should print and save a copy of the confirmation for your records.

Q14:  What happens if I do nothing?

A: If you do not elect to participate in this Exchange Offer by the Expiration Date, then all your Eligible Options will remain outstanding at their original exercise prices and subject to their original terms. Nothing will change.

E.    TAX QUESTIONS

Q1:    Will I owe taxes if I exchange my Eligible Options in this Exchange Offer?

A: Based on current U.S. law, you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange or on the New Option Grant Date. However, as is the case with existing options, you generally will have taxable income upon exercise of your New Options, at which time Savvis will also generally have a tax withholding obligation. We will require that you satisfy the applicable tax withholding requirements through payroll withholding, by withholding proceeds received upon sale of the underlying common stock through a sell-to-cover arrangement, or otherwise, as is done with existing options. You may also have taxable income when you sell the shares issued upon exercise of the New Options.

If you participate in this Exchange Offer and are an employee in the United Kingdom, please refer to Schedule A of this document for a description of the tax and social insurance consequences and other restrictions that may apply to you.

You should consult with your tax advisor to determine the personal tax consequences to you of participating in this Exchange Offer. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional or different tax and social insurance consequences that may apply to you. (See Section  13)

F.    TIMELINE AND SCHEDULE QUESTIONS

Q1:    What is the expected timeline of this Exchange Offer?

A: We currently expect the timeline of this Exchange Offer to be:

—	May 29, 2009:	Exchange Offer commences

—	June 26, 2009:	Exchange Offer ends at 6:00 a.m. Central Time (this date may change as a result of regulatory review or at Savvis’s discretion)

—	June 29, 2009	Eligible Options tendered for exchange and accepted by Savvis will be canceled; New Options will be granted

Q2:    What will happen if I do not make an election by the Expiration Date?

A: If you do not make an election by 6:00 a.m. Central Time on June 26, 2009, unless extended by Savvis, you will not participate in this Exchange Offer, and all of your Eligible Options will remain outstanding at their original exercise prices and subject to their original terms.

Q3:    Can I exercise the New Options immediately?

A: No. The New Options will be subject to vesting from the New Options Grant Date.

Q4:    If I participate in this Exchange Offer, when will I receive the New Options?

A: We expect the New Option Grant Date will be June 29, 2009, and will issue new stock option agreements as soon as practicable following that date. We expect your stock records to be updated in our stock administration system and that of our stock plan administrator, Fidelity Stock Plan Services, no later than July 31, 2009.

Q5:    Once I submit my elections are there any other actions I need to take?

A: Once your elections are submitted you do not need to take any additional actions to participate in this Exchange Offer. Once your New Options are issued, you will need to accept them. You will receive an email from our stock plan administrator, Fidelity Stock Plan Services, with instructions on how to accept your New Options.

Q6:    Where can I find additional information about this Exchange Offer?

A: You can find information on the Exchange Offer website at https://www.archimedes.com/savvisoptionexchange.

RISK FACTORS

Participation in this Exchange Offer involves a number of potential risks and uncertainties, including those described below. You should carefully consider these risks and we encourage you to speak with your financial, legal and/or tax advisors as necessary before deciding whether to participate in this Exchange Offer. In addition, we strongly urge you to read the sections in this Exchange Offer discussing the tax consequences of participating in this Exchange Offer, as well as the rest of this Exchange Offer, for a more in-depth discussion of the risks that may apply to you.

In addition, this Exchange Offer and our SEC reports referred to below include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include all statements other than statements of historical facts and current status contained or incorporated by reference in this Exchange Offer, including statements regarding our future financial position, our business strategy, and the plans and objectives of management for future operations. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with this Exchange Offer.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements involve risks and uncertainties, including those set forth below.

The following discussion should be read in conjunction with the selected summarized financial information attached as Schedule B, as well as our financial statements and notes to the financial statements included in our most recent Form 10-Q and Form 8-K filed May 28, 2009. We caution you not to place undue reliance on the forward-looking statements contained in this document, which speak only as of the date hereof.

Risks Related to This Exchange Offer

If the price of our common stock increases after the date on which your exchanged Eligible Options are cancelled, your cancelled Eligible Options might be worth more than the New Options that you receive in exchange for them.

Because the Exchange Ratios of this Exchange Offer are not one-for-one, it is possible that, at some point in the future, your old Eligible Options would have been economically more valuable than the New Options granted pursuant to this Exchange Offer. For example, if you exchange an award for 110 Eligible Options with an exercise price of $18.40, you would receive 100 New Options. Assume that the closing price of our common stock on the New Option Grant Date is $10.00. Assume, for illustrative purposes only, that the price of our common stock increases to $110 per share. Under this example, if you had kept your exchanged Eligible Options, exercised them, and immediately sold them at $110 per share, you would have realized pre-tax gain of $10,076, but if you exchanged your Eligible Options, and exercised the New Options and sold the shares subject to the New Options at $110 per share, you would realize a pre-tax gain of only $10,000.

The New Options will have an exercise price equal to the closing price of our common stock on The Nasdaq Global Select Market on the New Option Grant Date and there can be no assurance what that price will be.

If you validly tender Eligible Options in this Exchange Offer and they are accepted by us, you will receive New Options with an exercise price equal to the closing price of our common stock on the New Option Grant Date. However, there can be no assurance what that price will be. If the price of our common stock increases substantially prior to the New Option Grant Date, your New Options will have less value than they would have had if our stock price did not increase or your decision to participate in this Exchange Offer may have been different.

If we are acquired by or merge with another company, your cancelled Eligible Options might be worth more than the New Options that you receive in exchange for them.

A transaction involving us, such as a merger or acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in this Exchange Offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those options holders who did not participate in this Exchange Offer and retained their original Eligible Options.

Furthermore, a transaction involving us, such as a merger or acquisition, could result in a reduction in our workforce. If your employment with us terminates (other than, in certain circumstances, due to your death or disability) before your New Options vest, you will not receive any value from your New Options.

Your New Options will not be vested on the New Option Grant Date.

The New Options will be subject to a vesting schedule. This is true even if your exchanged Eligible Options are 100% vested. If you do not remain an employee with us through the date your New Options vest, you will not be able to exercise those New Options and receive the shares underlying those New Options. Instead, your unvested New Options generally will expire immediately upon your termination. As a result, you would not receive any value from your New Options.

Holders of incentive stock options only: Eligible Employees who do not participate in this Exchange Offer may be required to restart the measurement periods required to be eligible for favorable tax treatment for their incentive stock options. You are advised to check with your tax advisor.

Most Eligible Employees hold Eligible Options consisting of only nonstatutory stock options. However, if you are one of the few individuals whose Eligible Options include incentive stock options (as noted on your stock option agreement), please read the following paragraph carefully:

In order to receive favorable U.S. tax treatment for incentive stock options, the shares subject to the option must be held more than two years after the grant date and more than one year after you exercise the option grant. If this Exchange Offer is open for thirty or more calendar days, employees will not receive any credit for the time in which their incentive stock options were held. As a result, if this Exchange Offer is open for thirty or more calendar days, in order to receive favorable U.S. tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two years from the New Option Grant Date and more than one year after the exercise of the option (even if you do not exchange your incentive stock options for New Options). If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option should be treated as long-term capital gain. Currently, this Exchange Offer is estimated to expire on June 26, 2009. If the offer expires as scheduled, the offer will have remained open for 29 calendar days. For more detailed information, please read the rest of this document and see the tax disclosure set forth under Section 13.

We recommend that all Eligible Employees who are considering exchanging their Eligible Options meet with their own tax advisors with respect to the local, state, federal, and foreign tax consequences of participating in this Exchange Offer. See “This Exchange Offer–Material United States Tax Consequences” for more information about the tax impacts of this Exchange Offer in the United States. If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should consult your own tax advisors to discuss these consequences. See Schedule A of this document for a description of the tax and social insurance consequences that may apply to you if you reside in the U.K.

Risks Related to Our Business

Our operating results may fluctuate significantly, which makes our future results difficult to predict and may cause our operating results to fall below expectations.

We recognized net income of $0.6 million for the three months ended March 31, 2009. For the years ended December 31, 2008, 2007, and 2006, respectively, we recognized a net loss of $22.0 million, net income of $242.9 million, and a net loss of $44.0 million and we may incur net losses in the future. We may also have fluctuations in revenues, expenses and losses due to a number of factors, many of which are beyond our control, including the following:

—	demand for and market acceptance of our hosting and network products;

—	our ability to retain key employees that maintain relationships with our customers;

—	the duration of the sales cycle for our services;

—	changes in customers’ budgets for information technology purchases and in the timing of their purchasing decisions;

—	the announcement or introduction of new or enhanced services by our competitors;

—	acquisitions and dispositions we may make;

—	our ability to implement internal systems for reporting, order processing, purchasing, billing and general accounting, among other functions;

—	our ability to meet performance standards under our agreements with our customers;

—	changes in the prices we pay for utilities, local access connections, Internet connectivity, and longhaul backbone connections;

—	the timing and magnitude of capital expenditures, including costs relating to the expansion of operations, and of the replacement or upgrade of our network and hosting infrastructure; and

—	fluctuations in foreign currency exchange rates.

Accordingly, our results of operations for any period may not be comparable to the results of operations for any other period and should not be relied upon as indications of future performance.

Demand for our services is vulnerable to economic downturns. If general economic conditions continue to weaken, then our revenues and our financial condition may materially decline.

We are vulnerable to general downturns in the domestic and international economies. Due to the current economic downturn, demand for our services may decrease as our customers face a deterioration of their businesses or decide to delay capital spending out of uncertainty regarding the future. In addition, our customers may find it more difficult to raise capital in the future due to substantial limitations on the availability of credit and may be forced to delay capital expenditures to upgrade their IT infrastructure. Furthermore, our customers may demand better pricing terms and their ability to timely pay our invoices may be affected by an increasingly weakened economy. A continued deterioration of the economy could also result in a number of our customers facing bankruptcy. Approximately 26% of our revenue in the three months ended March 31, 2009 was generated by customers in the financial services industry, which has been severely and negatively affected in the current economic downturn. As a result, these customers may reduce the services they purchase from us, merge with competitors or enter into bankruptcy, any of which could adversely affect our revenues. If the economy weakens further, then our revenues and overall financial condition may be adversely affected.

Our failure to successfully implement our new enterprise resource planning system and operational support systems could result in business interruption and the associated unfavorable impact.

To support the continued growth of our business and increase operational efficiency, we are converting several of our existing information systems across major business processes to integrated information technology systems. Certain system implementations occurred in 2008. However, additional functionalities will be added in 2009 that are critical to our business goals. We made extensive plans to support effective implementation of these information technology systems. Such a major undertaking carries the additional risk of unforeseen issues, interruptions and costs. The extent to which we successfully convert our information technology systems and address unforeseen issues will have a direct bearing on our ability to perform certain day-to-day functions.

Our failure to meet performance standards under our customer contracts could result in our customers terminating their relationships with us or our customers being entitled to receive financial compensation, which could lead to reduced revenues.

Our agreements with our customers contain various guarantees regarding our performance and our levels of service. If we fail to provide the levels of service or performance required by our agreements, our customers may be able to receive service credits for their accounts and other financial compensation, as well as terminate their relationship with us. In addition, any inability to meet our service level commitments or other performance standards could reduce the confidence of our customers and could consequently impair our ability to obtain and retain customers, which would adversely affect both our ability to generate revenues and our operating results.

We depend on a number of third-party providers, and the loss of, or problems with, one or more of these providers may cause financial losses, impede our growth or cause us to lose customers.

We are dependent on third-party providers to supply products and services. For example, we lease equipment from equipment providers, bandwidth capacity from telecommunications network providers in the quantities and quality we require, data center space from third party landlords, power services from local utilities and other energy suppliers, and we source equipment maintenance through third parties. While we have entered into various agreements for equipment, carrier line capacity, data center space, power services, and maintenance, any failure to obtain equipment, additional capacity or space, power services, or maintenance, if required, would impede the growth of our business and cause our financial results to suffer. The equipment that we purchase could be deficient in some way, thereby affecting our products and services. In addition, our customers that use the equipment and facilities we lease or the services of these telecommunication providers may in the future experience difficulties due to failures unrelated to our systems. If, for any reason, these providers fail to provide the required services to us or our customers or suffer other failures, we may incur financial losses and our customers may lose confidence in our company, and we may not be able to retain these customers.

Our indebtedness could limit our ability to operate our business successfully.

As of March 31, 2009, the total principal amount of our debt, including capital and financing method lease obligations was $569.0 million. In addition, we expect from time to time to continue to incur additional indebtedness and other liabilities in the future. If we incur additional indebtedness or if we use more cash than we generate in the future, then the possibility that we may not have cash sufficient to pay, when due, the outstanding amount of our indebtedness will increase. If we do not have sufficient cash available to repay our debt obligations when they mature, we will have to refinance such obligations or we would be in default under the terms of our debt obligations, and there can be no assurance that we will be successful in such refinancing or that the terms of any refinancing will be acceptable to us. This also means that we will need to dedicate a substantial portion of our cash flow from operations to the payment of our indebtedness, reducing the funds available for operations, working capital, capital expenditures, sales and marketing initiatives, acquisitions, and general corporate or other purposes. Our debt agreements also contain covenants that, among other things, restrict our ability to incur more debt, pay dividends and make distributions, make certain investments, repurchase stock, create liens, enter into transactions with affiliates, make capital expenditures, merge or consolidate, and transfer or sell assets. In addition, our debt agreements contain financial covenants that require us to maintain certain financial ratios and minimum performance levels. Our ability to comply with these provisions may be affected by events beyond our control. Failure to comply with these covenants could result in an event of default, which, if not cured or waived, could trigger acceleration of repayment.

We may not be able to secure additional financing on favorable terms to meet our future capital needs.

If we do not have sufficient cash flow from our operations, we may need to raise additional funds through equity or debt financings in the future in order to meet our operating and capital needs. We may not be able to secure additional debt or equity financing on favorable terms, or at all, at the time when we need such funding. If we are unable to raise additional funds, we may not be able to pursue our growth strategy and our business could suffer. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution in their percentage ownership of our company, and any new equity securities we issue could have rights, preferences and privileges senior to those of holders of our common stock. In addition, any debt financing that we may secure in the future could have restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. Furthermore, if we decide to raise funds through debt or convertible debt financings, we may be unable to meet our interest or principal payments.

We may make acquisitions or enter into joint ventures or strategic alliances, each of which is accompanied by inherent risks.

If appropriate opportunities present themselves, we may make acquisitions or investments or enter into joint ventures or strategic alliances with other companies. Risks commonly encountered in such transactions include:

—	the difficulty of assimilating the operations and personnel of the combined companies;

—	the risk that we may not be able to integrate the acquired services, products, or technologies with our current services, products, and technologies;

—	the potential disruption of our ongoing business;

—	the diversion of management attention from our existing business;

—	the inability to retain key technical and managerial personnel;

—	the inability of management to maximize our financial and strategic position through the successful integration of acquired businesses;

—	difficulty in maintaining controls, procedures, and policies;

—	the impairment of relationships with employees, suppliers, and customers as a result of any integration;

—	the loss of an acquired base of customers and accompanying revenue;

—	the assumption of leased facilities or other long-term commitments, or the assumptions of unknown liabilities, that could have a material adverse impact on our profitability and cash flow; and

—	dilution to our stockholders.

As a result of these potential problems and risks, businesses that we may acquire or invest in may not produce the revenue, earnings, or business synergies that we anticipated. These potential problems and risks may have an adverse impact on both our ability to provide services to our customers and our relationships with our customers. In addition, we cannot be assured that any potential transaction will be successfully identified and completed or that, if completed, the acquired businesses or investment will generate sufficient revenue to offset the associated costs or other potential harmful effects on our business.

A material reduction in revenue from our largest customer or the loss of other key customers could harm our financial results to the extent not offset by cost reductions or additional revenue from new or other existing customers.

Thomson Reuters accounted for approximately 7% of our revenue in the first three months of 2009 and 2008. Investment companies, banks and other financial services companies, excluding Thomson Reuters, accounted for approximately 19% of our revenue in the first three months of 2009 and 18% of our revenue for the first three months in 2008. Recently, one such financial services customer, American Stock Exchange, which accounted for approximately 3% of our revenue for both of the three months ended March 31, 2009 and the year ended December 31, 2008, announced the completion of its merger with another company. This merger was unrelated to the current credit crisis; however, the merged entity has cancelled its contract with us, which will result in a decrease in revenue in the future. The loss of Thomson Reuters or any of our other key customers, including our customers in the financial sector, due to the acquisition of such customers, their bankruptcy, adverse economic or other reasons, or a considerable reduction in the amount of our services that these customers purchase, could materially reduce our revenues which, to the extent not offset by cost reductions or revenue from new or other existing customers, could materially reduce our cash flows and adversely affect our financial position. This may limit our ability to raise capital or fund our operations, working capital needs, and capital expenditures in the future.

Our operations could be adversely affected if we are unable to maintain peering arrangements with Internet Service Providers on favorable terms.

We enter into peering agreements with Internet Service Providers throughout our market which allow us to access the Internet and exchange traffic transparently with these providers. Previously, many providers agreed to exchange traffic without charging each other. However, some providers that previously offered peering transparency have reduced peering relationships or are seeking to impose charges for transit, especially for unbalanced traffic offered and received by us with these peering partners. For example, several network operators with large numbers of individual users claim that they should be able to charge network operators and businesses that send traffic to those users. Increases in costs associated with Internet and exchange traffic could have an adverse effect on our business. If we are not able to maintain our peering relationships on favorable terms, we may not be able to provide our customers with affordable services, which would adversely affect our results from operations.

We may be liable for the material that content providers distribute over our network.

The law relating to the liability of private network operators for information carried on, stored, or disseminated through their networks is still unsettled. We may become subject to legal claims relating to the content disseminated on our network. For example, lawsuits may be brought against us claiming that material on our network on which someone relied was inaccurate. Claims could also involve matters such as defamation, invasion of privacy, and copyright infringement. In addition, there are other issues such as online gambling where the legal issues remain uncertain. If we need to take costly measures to reduce our exposure to these risks, or are required to defend ourselves against such claims, our financial results could be negatively affected.

Failures in our products or services, including our network and colocation services, could disrupt our ability to provide services, increase our capital costs, result in a loss of customers, or otherwise negatively affect our business.

Our ability to implement our business plan successfully depends upon our ability to provide high quality, reliable services. Interruptions in our ability to provide our services to our customers or failures in our products or services, through the occurrence of a natural disaster, human error, component or system failure, extreme temperature, or other unanticipated problem, could adversely affect our customers’ businesses and our business and reputation. For example, problems at one or more of our data center facilities could result in service interruptions or failures or could cause significant equipment damage. In addition, our network could be subject to unauthorized access, computer viruses, and other disruptive problems caused by customers, employees, or others. Unauthorized access, computer viruses, or other disruptive problems could lead to interruptions, delays, or cessation of service to our customers. In addition, we may be unable to implement disaster recovery or security measures in a timely manner or, if and when implemented, these measures may not be sufficient or could be circumvented through the reoccurrence of a natural disaster or other unanticipated problem, or as a result of accidental or intentional actions. Resolving network failures or alleviating security problems may also require interruptions, delays, or cessation of service to our customers. Accordingly, failures in our products and services, including problems at our data centers, network interruptions, or breaches of security on our network may result in significant liability, penalties, a loss of customers, and damage to our reputation.

Our operations may be harmed and we could be subject to regulatory penalties and litigation if our network security is breached by unauthorized third parties.

If unauthorized third parties breach the security measures on our network, we could be subject to liability and could face reduced customer confidence in our services. Unauthorized access could also potentially jeopardize the security of confidential information of our customers or our customers’ end-users, which might expose us to liability from customers and the government agencies that regulate us, as well as deter potential customers from purchasing our services. Any internal or external breach in our network could severely harm our business and result in costly litigation and potential liability for us. Although we attempt to limit these risks contractually, there can be no assurance that we will limit the risk and not incur financial penalties. To the extent our customers demand that we accept unlimited liability and to the extent there is a competitive trend to accept it, such a trend could affect our ability to retain these limitations in our contracts at the risk of losing the business.

Increased energy costs, power outages, and limited availability of electrical resources may adversely affect our operating results.

Our data centers are susceptible to regional costs and supply of power and electrical power outages. We attempt to limit exposure to system downtime by using backup generators and power supplies. However, we may not be able to limit our exposure entirely even with these protections in place. In addition, our energy costs can fluctuate significantly or increase for a variety of reasons including increased pressure on legislators to pass green legislation. As energy costs increase, we may not always be able to pass on the increased costs of energy to our customers, which could harm our business. Power and cooling requirements at our data centers are also increasing as a result of the increasing power demands of today’s servers. Since we rely on third parties to provide our data centers with power sufficient to meet our customers’ power needs, our data centers could have a limited or inadequate amount of electrical resources. Our customers’ demand for power may also exceed the power capacity in our older data centers, which may limit our ability to fully utilize these data centers. This could adversely affect our relationships with our customers and hinder our ability to run our data centers, which could harm our business.

Concerns about the environmental impacts of greenhouse gas emissions and the global climate change may result in environmental taxes, charges, assessments or penalties.

The impacts of human activity on the global climate change have attracted considerable public and scientific attention, as well as the attention of the United States government. Efforts are being made to reduce greenhouse emissions, particularly those from coal combustion by power plants. We rely on power from these power plants, and the added cost of any environmental taxes, charges, assessments or penalties levied on these power plants could be passed on to us, increasing the cost to run our data centers. Additionally, environmental taxes, charges, assessments or penalties could be levied directly on us in proportion to our carbon footprint. Any enactment of laws or passage of regulations regarding greenhouse gas emissions by the United States, or any domestic or foreign jurisdiction we perform business in, could adversely effect our operations and financial results.

If we are unable to recruit or retain qualified personnel, our business could be harmed.

We must continue to identify, hire, train, and retain IT professionals, technical engineers, operations employees, and sales and senior management personnel who maintain relationships with our customers and who can provide the technical, strategic, and marketing skills required for our company to grow. There is a shortage of qualified personnel in these fields, and we compete with other companies for the limited pool of these personnel. The failure to recruit and retain necessary technical, managerial, sales, and marketing personnel could harm our business and our ability to grow our company.

Our failure to implement our growth strategy successfully could harm our business.

Our growth strategy includes increasing revenue from our colocation, network and managed hosting services. We seek to sell managed hosting, colocation, and network services to our customers, thereby strengthening the customer relationship. While initially customers may only purchase one or two products, we believe that once the customer sees the benefit of our infrastructure offerings to their business they will purchase additional services. We have developed new data center capabilities as part of our growth strategy. If we do not have sufficient customer demand in the markets to support the new data centers we have built, our financial results may be harmed. There is no assurance that we will be able to implement these initiatives in a timely or cost effective manner, and this failure to implement our growth strategy could cause our operations and financial results to be negatively affected.

We may not be able to protect our intellectual property rights.

We rely upon a combination of internal and external nondisclosure safeguards including confidentiality agreements, as well as trade secret laws to protect our proprietary rights. We cannot, however, assure that the steps taken by us in this regard will be adequate to deter misappropriation of proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. We also are subject to the risk of litigation alleging infringement of third-party intellectual property rights. Any such claims could require us to spend significant sums in litigation, pay damages, develop non-infringing intellectual property, or acquire licenses to the intellectual property that is the subject of the alleged infringement.

We have agreed to certain indemnification obligations which, if we are required to perform, may negatively affect our operations.

In connection with our sale of the assets related to our content delivery network, we agreed to indemnify the purchaser for certain losses that it may incur due to a breach of our representations and warranties. If we are required to perform such obligations should they arise, any actions we are required to take or payments we are required to make could harm our operations and prevent us from being able to engage in favorable business activities, consummate strategic acquisitions or otherwise fund capital needs.

Difficulties presented by international economic, political, legal, accounting, tax and business factors could harm our business in international markets.

For the three months ended March 31, 2009, 16% of our total revenue was generated in countries outside of the United States. Some risks inherent in conducting business internationally include:

—	regulatory, tax, licensing, political or other business restrictions or requirements;

—	longer payment cycles and problems collecting accounts receivable;

—	uncertain regulations;

—	fluctuations in currency exchange rates;

—	our ability to secure and maintain the necessary physical and telecommunications infrastructure;

—	challenges in staffing and managing foreign operations; and

—	more restrictive laws or regulations, or more restrictive interpretations of existing laws or regulations, such as those related to content distributed over the Internet.

Any one or more of these factors could adversely affect our business.

Our inability to renew our data center leases on favorable terms could have a negative impact on our financial results.

All of our data centers are leased and have lease terms that expire between 2011 and 2022. The majority of these leases provide us with the opportunity to renew the lease at our option for periods generally ranging from five to ten years. Many of these options however, if renewed, provide that rent for the renewal period will be equal to the fair market rental rate at the time of renewal. If the fair market rental rates are significantly higher than our current rental rates, we may be unable to offset these costs by charging more for our services, which could have a negative impact on our financial results. Additionally, the terms of a renewal may cause different accounting treatment for a lease, which could cause changes to our total debt position and have an adverse impact on our reported financial position or debt covenants.

Our right to undisturbed use of our leased data centers may be challenged if our landlords’ lenders exercise their rights due to our landlords’ default on their debt.

We lease the land and buildings which support our data centers. Continued economic degradation may negatively impact and create greater pressure in the commercial real estate market causing higher incidences of landlord default and/or lender foreclosure of properties, including perhaps the properties which support our data centers. While we, in most cases, maintain certain non-disturbance rights, it is not certain that such rights will in all cases be upheld, thereby jeopardizing our continued right of occupancy in such instances.

Our investment portfolio is subject to market fluctuations which may affect our liquidity.

Historically, we have invested in AAA rated U.S. government agencies, AAA rated money market funds meeting certain criteria, and A1/P1 rated commercial paper. The market value of these investments may decline due to general credit, liquidity, market, interest rate, and issuer default risks, which may be directly or indirectly affected by the current credit crisis that has affected various sectors of the financial markets causing credit and liquidity issues. As of March 31, 2009, an immaterial portion of our investment portfolio is not currently liquid. We do not believe that the current liquidity issues related to this investment will impact our ability to fund our ongoing business operations. However, if the global credit crisis persists or intensifies, declines in the market values of our investments in the future could have an adverse impact on our financial condition and operating results.

Risks Related to Our Industry

The markets for our hosting, network and professional services are highly competitive, and we may not be able to compete effectively.

The markets for our hosting, network, and professional services are extremely competitive. We expect that competition will intensify in the future, and we may not have the financial resources, technical expertise, sales, and marketing abilities or support capabilities to compete successfully in these markets. Many of our current and potential competitors have longer operating histories, greater name recognition, access to larger customer bases and greater market presence, lower costs of capital, and greater engineering and marketing capabilities and financial, technological, and personnel resources than we do. As a result, as compared to us, our competitors may:

—	develop and expand their networking infrastructures and service offerings more efficiently or more quickly;

—	adapt more rapidly to new or emerging technologies and changes in customer requirements;

—	take advantage of acquisitions and other opportunities more effectively;

—	develop products and services that are superior to ours or have greater market acceptance;

—	adopt more aggressive pricing policies and devote greater resources to the promotion, marketing, sale, research, and development of their products and services;

—	make more attractive price and performance offers to our existing and potential employees;

—	establish cooperative relationships with each other or with third parties; and

—	take advantage of existing relationships with customers more effectively or exploit their more widely recognized brand name to market and sell their services.

If the markets for outsourced information technology services decline, there may be insufficient demand for our services and, as a result, our business strategy and objectives may fail.

Our solutions are designed to enable a customer to focus on their core business while we manage and ensure the quality of their information technology, or IT, infrastructure. Businesses may believe the risk of outsourcing is greater than the risk of managing their IT operations themselves. If businesses do not continue to recognize the high cost and inefficiency of managing IT themselves, including the difficulties of upgrading technology, training and retaining skilled personnel with domain expertise, and matching IT cost with actual benefits, they may not continue to outsource their IT infrastructure to companies within our industry. Additionally, outsourcing may be associated with larger companies, such as HP and IBM, and we may not be as successful as these companies. As a result of these risks, our business may suffer and it could adversely affect our business strategy and objectives and our ability to generate revenues.

Our failure to achieve desired price levels could affect our ability to achieve profitability or positive cash flow.

We have experienced and expect to continue to experience pricing pressure for some of the services that we offer. Prices for Internet services have decreased in recent years and may decline in the future. In addition, by bundling their services and reducing the overall cost of their services, telecommunications companies that compete with us may be able to provide customers with reduced communications costs in connection with their hosting, data networking, or Internet access services, thereby significantly increasing pricing pressure on us. We may not be able to offset the effects of any such price reductions even with an increase in the number of our customers, higher revenues from enhanced services, cost reductions, or otherwise. In addition, we believe that the data networking and VPNs and Internet access and hosting industries are likely to continue to encounter consolidation which could result in greater efficiencies in the future. Increased price competition or consolidation in these markets could result in erosion of our revenues and operating margins and could have a negative impact on our profitability. Furthermore, larger consolidated telecommunications providers have indicated that they want to start billing companies delivering services over the Internet a premium charge for priority access to connected customers. If these providers are able to charge companies such as us for this, our costs will increase, and this could affect our results of operations.

New technologies could displace our services or render them obsolete.

New technologies or industry standards, including those technologies protected by intellectual property rights, have the potential to replace or provide lower cost alternatives to our hosting, networking, and Internet access services. The adoption of such new technologies or industry standards could render our data center technology and services obsolete, unmarketable, cause impairment of our existing assets, or require us to incur significant capital expenditures to expand and upgrade our technology to meet new standards. We cannot guarantee that we will be able to identify new service opportunities successfully or, if identified, be able to develop and bring new products and services to market in a timely and cost-effective manner. In addition, we cannot guarantee that services or technologies developed by others will not render our current and future services non-competitive or obsolete or that our current and future services will achieve or sustain market acceptance or be able to effectively address the compatibility and interoperability issues raised by technological changes or new industry standards. If we fail to anticipate the emergence of, or obtain access to, a new technology or industry standard, we may incur increased costs if we seek to use those technologies and standards, or our competitors that use such technologies and standards may use them more cost-effectively than we do.

The data networking and Internet access industries are highly regulated in many of the countries in which we currently operate or plan to provide services, which could restrict our ability to conduct business in the United States and internationally.

We are subject to varying degrees of regulation in each of the jurisdictions in which we provide services. Local laws and regulations, and their interpretation and enforcement, differ significantly among those jurisdictions, and can change significantly over time. Future regulatory, judicial, and legislative changes or interpretations may have a material adverse effect on our ability to deliver services within various jurisdictions. For example, the European Union enacted a data retention system that, once implemented by individual member states, will involve requirements to retain certain IP data that could have an impact on our operations in Europe. Moreover, national regulatory frameworks that are consistent with the policies and requirements of the World Trade Organization have only recently been, or are still being, put in place in many countries. Accordingly, many countries are still in the early stages of providing for and adapting to a liberalized telecommunications market. As a result, in these markets we may encounter more protracted and difficult procedures to obtain licenses.

Within the United States, the U.S. government continues to evaluate the data networking and Internet access industries. The Federal Communications Commission has a number of on-going proceedings that could affect our ability to provide services. Such regulations and policies may complicate, or make more costly, our efforts to provide services in the future, including increasing the costs of certain services that we purchase from regulated providers. Our operations are dependent on licenses and authorizations from governmental authorities in most of the foreign jurisdictions in which we operate or plan to operate, and with respect to a limited number of our services, in the United States. These licenses and authorizations generally will contain clauses pursuant to which we may be fined or our license may be revoked on short notice. Consequently, we may not be able to obtain or retain the licenses necessary for our operations or be able to retain these licenses at costs which allow us to compete effectively.

Risks Related to Our Common Stock

Sales of a significant amount of our common stock in the public market could reduce our stock price or impair our ability to raise funds in new stock offerings.

We have approximately 54.0 million shares of common stock outstanding, the majority of which is held by a small number of investment firms, including Welsh, Carson, Anderson & Stowe, or Welsh Carson. As of May 26, 2009, investment partnerships sponsored by Welsh Carson own approximately 29% of our outstanding common stock, and since December 2006, Welsh Carson has distributed over 12.1 million shares of our common stock to its limited partners. These shares may and some have been sold in the public market immediately following such distributions. Also, as of May 26, 2009, Welsh Carson and individuals affiliated with Welsh Carson are entitled to certain registration rights with respect to 14.2 million shares of our common stock held by them. Sales of substantial amounts of shares of our common stock in the public market, including sales following Welsh Carson distributions, or the perception that those sales will occur, could cause the market price of our common stock to decline. Those sales also might make it more difficult for us to sell equity and equity-related securities in the future at a time and at a price that we consider appropriate.

Our stock price is subject to significant volatility.

Since April 1, 2008, until the present, the closing price per share of our common stock has ranged from a high of $20.03 per share to a low of $5.22 per share. Our stock price has been, and may continue to be, subject to significant volatility due to conditions in the technology industry or in the financial markets generally, sales of our securities by significant stockholders and the other risks and uncertainties described or incorporated by reference herein.

Our certificate of incorporation and Delaware law contain provisions that could discourage a takeover.

Our certificate of incorporation and Delaware law contain provisions which may make it more difficult for a third party to acquire us, including provisions that give the Board of Directors the power to issue shares of preferred stock. We have also chosen to be subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prevents a stockholder of more than 15% of a company’s voting stock from entering into business combinations set forth under Section 203 with that company.

THIS EXCHANGE OFFER

1.	Eligible Options; Eligible Employees; Expiration Date of This Exchange Offer

We are making an offer to Eligible Employees to exchange their Eligible Options that are properly tendered in accordance with “Procedures for Tendering Eligible Options” and not validly withdrawn pursuant to “Withdrawal Rights” before the Expiration Date of this Exchange Offer for New Options.

Every employee of Savvis or any of its subsidiaries on the date this Exchange Offer starts (including every officer of Savvis) who is based in the United States or the United Kingdom and who holds one or more Eligible Options and who continues to be an employee of Savvis or any of its subsidiaries based in the United States or the United Kingdom as of the New Option Grant Date, is an Eligible Employee.

Any outstanding stock option for the purchase of shares of Savvis common stock granted under our Stock Option Plans prior to May 29, 2008, whether vested or unvested, with an exercise price per share greater than $17.85, is an Eligible Option.

The Expiration Date for this Exchange Offer is June 26, 2009 at 6:00 a.m. Central Time, unless we extend it. We may extend the Expiration Date at our discretion. If we extend this Exchange Offer, the term “Expiration Date” will refer to the time and date at which the extended Exchange Offer expires. This is a one-time offer, and we will strictly enforce the Expiration Date deadline. If you miss this deadline, you will not be permitted to participate in this Exchange Offer.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS DOCUMENT AND CONSULT YOUR OWN FINANCIAL, LEGAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.

NOTHING IN THIS DOCUMENT SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF SAVVIS OR ANY OF ITS SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY OR SERVICE UNTIL THE NEW OPTION GRANT DATE OR AFTER THAT DATE.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS AND YOU CEASE TO BE AN EMPLOYEE OF SAVVIS OR ANY OF ITS SUBSIDIARIES BEFORE THE NEW OPTIONS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTIONS.

2.	Purpose of This Exchange Offer

We award stock options in order to incentivize and retain key employees and to align the interests of our employees with those of our stockholders. Our stock price decline over the last two years has resulted in stock options which have an exercise price in excess of the stock price of the shares subject to the stock options (which are generally referred to as being “underwater”). Underwater options result in a significant weakening of the incentive and retention value of our outstanding stock options, which are important components of our total compensation program. We believe these underwater options no longer support the long-term incentive and retention objectives that they were intended to provide.

By participating in this Exchange Offer, whereby Eligible Employees can exchange Eligible Options for New Options, Eligible Employees have the opportunity to hold options that have a lower exercise price and, therefore, greater value and appreciation potential. We believe this will restore the intended objectives of our stock options and realign employee and stockholder interests. We are making this Exchange Offer to recognize key contributions by our employees and to align their interests with our stockholders’ interests. Stock options have been, and continue to be, an important part of our incentive compensation and retention programs. Stock options are designed to motivate and reward the efforts of our employees by providing incentives for them to grow long-term stockholder value, and encourage their long-term employment.

While we hope this Exchange Offer will reduce the current disparity between the per share market price of our common stock and the exercise price of outstanding stock options, given the volatile and unpredictable nature of the economy and stock market, we cannot guarantee that, subsequent to the Expiration Date, the per share market price of our common stock will increase to a price that is greater than the exercise price of the New Options.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS DOCUMENT AND CONSULT YOUR OWN FINANCIAL, LEGAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.

3.	Procedures For Tendering Eligible Options

Proposed election to exchange Eligible Options

Participation in this Exchange Offer is voluntary. You may elect to participate in two ways: (i) through the Exchange Offer website or (ii) by submitting your election form via facsimile.

Electing Through the Exchange Offer Website:

1. To access the Exchange Offer website, go to https://www.archimedes.com/savvisoptionexchange and log in to the website.

2. After following the instructions regarding the Exchange Offer website Terms of Use, you may access various documents that provide further details about this Exchange Offer.

3. To make your election, click on the “Elect” button and select the Eligible Options that you would like to exchange by clicking on the boxes next to such Eligible Options.

4. Click on the “Submit” button to finalize your elections.

5. Click on the “Print Confirmation” button on the following confirmation screen to print out a record of your election.

Your election must be submitted on or before the Expiration Date, (6:00 a.m. Central Time on June 26, 2009, unless extended by Savvis).

Electing via Facsimile:

If you choose not to utilize the Exchange Offer website election process, you may submit your election by sending a paper election form to the Facsimile number provided below. You do not need to submit an election by facsimile if you elect to participate in this Exchange Offer via the Exchange Offer website. To send your election by facsimile, you must do the following on or before the Expiration Date (6:00 a.m. Central Time on June 26, 2009, unless extended by Savvis):

1. Contact Fidelity Stock Plan Services to have the paper election form mailed to you.

2. Properly complete and sign the election form.

3. Deliver the completed and signed election form via facsimile to:

SAVVIS, Inc.

c/o Fidelity Stock Plan Services

Attention: Customer Service

Facsimile: 1-800-984-8467

General Information:

You should note that if you elect to exchange any Eligible Options in this Exchange Offer, you must elect to exchange all your Eligible Options that are part of the same Grant. If you hold more than one Grant of Eligible Options, however, you may choose to exchange one or more of such Grants of Eligible Options without having to exchange all of your Grants of Eligible Options. To help you recall your outstanding Eligible Options and give you the information necessary to make an informed decision, please refer to the grant information available on the Exchange Offer website at https://www.archimedes.com/savvisoptionexchange under “Exchange Offer Calculator” which lists your Eligible Options, the grant dates, the exercise prices, the number of Eligible Options that are vested and unvested, and the applicable Exchange Ratios or call Fidelity Stock Plan Services in the United States at 1-800-544-9354 or internationally at 1-800-544-0275. Submitting your elections through the Exchange Offer website may be the most convenient way for you to participate. However, you may submit a paper election form if you so desire. We cannot guarantee receipt, and it is your responsibility to submit electronic data via the Exchange Offer website or to assure timely receipt by SAVVIS, Inc. c/o Fidelity Stock Plan Services via the facsimile method specified above. Fidelity Stock Plan Services is available to answer questions as needed in the United States at 1-800-544-9354 or internationally at 1-800-544-0275.

This is a one-time offer, and we will strictly enforce the period during which this Exchange Offer is open. We reserve the right to reject any Eligible Options tendered for exchange that we determine are not in appropriate form, incomplete, ambiguous or illegible or that we determine are unlawful to accept. Subject to the terms and conditions of this Exchange Offer, we will accept all properly tendered Eligible Options promptly after the Expiration Date of this Exchange Offer.

The delivery of all documents, including elections and withdrawals, is at your own risk. Only responses that are complete and actually received by SAVVIS, Inc. c/o Fidelity Stock Plan Services, our agent, by the Expiration Date will be accepted. If your election or withdrawal is received by SAVVIS, Inc. c/o Fidelity Stock Plan Services via facsimile, Savvis intends to confirm the receipt of your election and/or any withdrawal by email to your corporate email address within five U.S. business days. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election and/or any withdrawal.

Confirmation statements for submissions through the Exchange Offer website may be obtained by clicking on the “Print Confirmation” button after submitting your election or withdrawal. You should print and save a copy of the confirmation for your records.

Responses submitted by any other means, including hand delivery, inter-office, U.S. mail and Federal Express (or similar delivery service) are not permitted.

You may elect to exchange all or a portion of your Eligible Options, but you must exchange all of the Eligible Options of any given Grant if you want to exchange any of them.

A “Grant” means all of the stock options granted to you on the same day at the same price. For example, if you were granted 100 stock options on March 3, 2008 at an exercise price per share of $18.40, then all of those options would be considered part of the same Grant. You may either exchange all of those options or none of them, but you may not exchange only some of them (unless the remaining options in the Grant have been exercised previously.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects

We will, in our sole discretion, determine the eligibility of options for exchange in this Exchange Offer and the eligibility of employees to participate in this Exchange Offer. In addition, Savvis has sole discretion to decide all questions as to validity, form, eligibility, time of receipt, and acceptance of any tender (or withdrawal) of Eligible Options. Neither Savvis nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Employee or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer.

We will strictly enforce the Expiration Date, subject only to any extension of the Expiration Date that we may grant in our sole discretion. Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we reserve the right, in our sole discretion, to waive any of the conditions of this Exchange Offer, any defect or irregularity in any tender with respect to any particular Eligible Option, or any particular Eligible Employee.

Our Acceptance Constitutes an Agreement

Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights (as described below)

and our acceptance of your tendered Eligible Options in accordance with “Acceptance of Eligible Options for Exchange; Issuance of New Options.” Our acceptance for exchange of Eligible Options tendered by you pursuant to this Exchange Offer will constitute a binding agreement between Savvis and you on the terms and subject to the conditions of this document.

Subject to our rights to extend, amend, withdraw and terminate this Exchange Offer in accordance with “Conditions of This Exchange Offer,” we will accept and cancel, promptly following the Expiration Date of this Exchange Offer, all properly tendered Eligible Options that have not been validly withdrawn. You will be required to enter into a new stock option agreement governing the terms of each New Option issued to you in exchange for your Eligible Options pursuant to this Exchange Offer.

4.	Withdrawal Rights

You may withdraw some or all of the Eligible Options that you previously elected to exchange only in accordance with the provisions of this section, but you must withdraw all of the Eligible Options of any given Grant if you want to withdraw any of the Eligible Options of that Grant.

You may withdraw some or all of the Eligible Options that you previously elected to exchange at any time before the Expiration Date (6:00 a.m. Central Time on June 26, 2009, unless extended by Savvis). If we extend this Exchange Offer, you may withdraw your Eligible Options at any time until the extended Expiration Date.

In addition, although we intend to accept all validly tendered Eligible Options promptly after the Expiration Date, if we have not accepted your awards by 6:00 a.m. Central Time, on July 24, 2009, you may withdraw your Eligible Options at any time thereafter.

To withdraw some or all of the Eligible Options that you previously elected to exchange, you must submit a valid withdrawal form for some or all of the Eligible Options that you wish to withdraw from this Exchange Offer while you still have the right to withdraw the Eligible Options. You may withdraw your Eligible Options in two ways: (i) through the Exchange Offer website, or (ii) by submitting your withdrawal form via facsimile. Any withdrawals must be made before 6:00 a.m. Central Time on the Expiration Date, unless extended by Savvis.

Withdrawal Through the Exchange Offer Website:

1. Go to https://www.archimedes.com/savvisoptionexchange and log in to the website using the same log-in information you used when you made your initial election.

2. After following the instructions regarding the Exchange Offer website Terms of Use, click on the “Elect” button and deselect the Eligible Options that you would like to withdraw from this Exchange Offer by clicking on the boxes next to such options.

3. Click on the “Submit” button to finalize your withdrawal elections.

4. Click on the “Print Confirmation” button on the following confirmation screen to print out a record of your withdrawal election.

Withdrawal via Facsimile:

If you choose not to utilize the Exchange Offer website, you may submit your withdrawal by sending a paper withdrawal form to the Facsimile number provided below. You do not need to submit your withdrawal by facsimile if you already have done so via the Exchange Offer website. To send your withdrawal by facsimile, you must do the following before the Expiration Date:

1. Contact Fidelity Stock Plan Services to request that a paper withdrawal form be mailed to you.

2. Properly complete and sign the withdrawal form.

3. Deliver the completed and signed withdrawal form via facsimile to:

SAVVIS, Inc.

c/o Fidelity Stock Plan Services

Attention: Customer Service

Facsimile: 1-800-984-8467

General Information:

You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form or withdrawal form we receive before the Expiration Date. Any Eligible Options that you do not withdraw will be bound pursuant to your prior election form.

If you withdraw some or all of your Eligible Options, you may elect to exchange the withdrawn options again at any time before the Expiration Date. All Eligible Options that you withdraw will be deemed not properly tendered for purposes of this Exchange Offer, unless you properly re-elect to exchange such Eligible Options before the Expiration Date. To re-elect to exchange some or all of your Eligible Options, you must submit a new election to SAVVIS, Inc. c/o Fidelity Stock Plan Services before the Expiration Date by following the procedures described in Section 3 of this document. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form and must list all Eligible Options you wish to exchange, if delivered via facsimile. Elections via the Exchange Offer website must be submitted after the date of your prior withdrawal. Any prior election will be disregarded.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

The delivery of all documents, including elections and withdrawals, is at your own risk. Only responses that are complete and actually received by SAVVIS, Inc. c/o Fidelity Stock Plan Services by the Expiration Date will be accepted.

If your election or withdrawal is received by SAVVIS, Inc. c/o Fidelity Stock Plan Services via facsimile, Savvis intends to confirm the receipt of your election and/or any withdrawal by email to your corporate email address within five U.S. business days. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election and/or any withdrawal.

Confirmation statements for submissions through the Exchange Offer website may be obtained by clicking on the “Print Confirmation” button after submitting your election or withdrawal. You should print and save a copy of the confirmation for your records.

Responses submitted by any other means, including hand delivery, inter-office, U.S. mail and Federal Express (or similar delivery service) are not permitted.

5.	Acceptance of Eligible Options For Exchange; Issuance of New Options

Upon the terms and subject to the conditions of this Exchange Offer, including those conditions listed in Section 6, and promptly following the Expiration Date of this Exchange Offer, we will accept for exchange Eligible Options properly tendered for exchange and not validly withdrawn before the Expiration Date. Once your Eligible Options have been accepted for exchange and cancelled, you will receive a final confirmation notice (which may be by email) confirming that those Eligible Options have been accepted for exchange and cancelled.

If your Eligible Options are properly tendered for exchange and accepted by us, subject to the terms of this Exchange Offer, we will cancel your tendered Eligible Options, and you will be granted New Options (issued under the 2003 Plan) on the New Option Grant Date, which is expected to be June 29, 2009.

If you cease to be an Eligible Employee at any time prior to the New Option Grant Date, your election to participate in this Exchange Offer will be automatically voided and your existing Eligible Options will remain outstanding and exercisable in accordance with their respective terms, notwithstanding any action Savvis may have taken to cancel the Eligible Options or issue New Options.

For purposes of this Exchange Offer, we will be deemed to have accepted for exchange Eligible Options that are validly tendered for exchange and not properly withdrawn, when we give written notice to the option holders of our acceptance for exchange of their Eligible Options. This notice may be given by email. Subject to our rights to extend, terminate and amend this Exchange Offer, your New Option grant documents are expected to be available no later than July 31, 2009.

6.	Conditions of This Exchange Offer

Notwithstanding any other provision of this Exchange Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate this Exchange Offer, or postpone our acceptance and cancellation of any Eligible Options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this Exchange Offer begins, and before the Expiration Date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

—

there was or is, whether threatened in writing or instituted or pending, an action, proceeding, claim or litigation seeking to enjoin, make illegal or delay completion of this Exchange Offer or otherwise relating in any manner, to this Exchange Offer;

—

any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to this Exchange Offer, any of which might restrain, prohibit or delay completion of this Exchange Offer or impair the contemplated benefits of this Exchange Offer to us (see Section 2 of this document for a description of the contemplated benefits of this Exchange Offer to us);

—	there will have occurred:

—	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States;

—	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

—

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States;

—

in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 15% in either the Dow Jones Industrial Average, the Nasdaq Composite Index or the Standard & Poor’s 500 Index from the date of commencement of this Exchange Offer; or

—

the commencement, continuation, or escalation of a war or other national or international calamity directly or indirectly involving the United States, which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of this Exchange Offer;

—

any of the situations described above existed at the time of commencement of this Exchange Offer and that situation, in our reasonable judgment, persists or deteriorates after commencement of this Exchange Offer;

—

a tender or exchange offer, other than this Exchange Offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been disclosed publicly or we will have learned that:

—

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of this Exchange Offer;

—	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares; or

—

any new group will have been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with this Exchange Offer or with such acceptance for exchange of Eligible Options;

—

there will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with this Exchange Offer, other than as contemplated as of the commencement date of this Exchange Offer (as described in Section 11 of this document);

—	any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

—

any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of this Exchange Offer to us (see Section 2 of this document for a description of the contemplated benefits of this Exchange Offer to us); or

—

any rules or regulations by any governmental authority, Nasdaq, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to Savvis that will or are likely to result in a material impairment of the contemplated benefits of this Exchange Offer to us (see Section 2 of this document for a description of the contemplated benefits of this Exchange Offer to us).

If any of the above events occur, we may:

—	terminate this Exchange Offer and promptly return all tendered Eligible Options to tendering holders;

—	complete and/or extend this Exchange Offer and, subject to your withdrawal rights, retain all tendered Eligible Options until the extended Exchange Offer expires;

—	amend the terms of this Exchange Offer; or

—	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this Exchange Offer is open, complete this Exchange Offer.

The conditions to this Exchange Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive any condition, in whole or in part, at any time and from time to time before the Expiration Date, in our discretion, whether or not we waive any other condition to this Exchange Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, except that it may be deemed a waiver with respect to the particular facts and circumstances at issue. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

7.	Price Range of Our Common Stock

The Eligible Options give Eligible Employees the right to acquire shares of our common stock. None of the Eligible Options are traded on any trading market. Our common stock is listed on The Nasdaq Global Select Market under the symbol “SVVS.”

The following table sets forth on a per share basis the high and low closing sale prices of our common stock on The Nasdaq Global Select Market during the periods indicated.

	High	Low
Fiscal Year Ending December 31, 2009
First Quarter	$ 8.48	$ 5.09
Second Quarter (through May 28, 2009)	$ 11.59	$ 6.14

Fiscal Year Ended December 31, 2008
First Quarter	$ 26.96	$ 15.13
Second Quarter	$ 20.03	$ 12.87
Third Quarter	$ 17.85	$ 10.89
Fourth Quarter	$ 12.77	$ 5.62

Fiscal Year Ended December 31, 2007
First Quarter	$ 48.53	$ 34.69
Second Quarter	$ 52.56	$ 45.65
Third Quarter	$ 50.68	$ 34.14
Fourth Quarter	$ 43.40	$ 24.13

Fiscal Year Ended December 31, 2006
First Quarter	$ 22.50	$ 10.05
Second Quarter	$ 32.03	$ 21.45
Third Quarter	$ 32.59	$ 23.91
Fourth Quarter	$ 37.82	$ 28.16

On May 28, 2009, the last reported sale price of our common stock on The Nasdaq Global Select Market was $10.84. We recommend that you obtain current market quotations for our common stock, among other factors, before deciding whether or not to tender your Eligible Options. As of May 27, 2009, there were approximately 591 stockholders of record of our common stock. Because many of our shares of common stock are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

8.	Source and Amount of Consideration; Terms of New Options

Consideration

The Eligible Options were granted under our 2003 Plan and our 1999 Plan. Each New Option will be granted under our 2003 Plan. As of May 28, 2009, there are outstanding Eligible Options to purchase an aggregate of 4,201,968 shares of our common stock with a weighted average exercise price of $28.04 per share, 2,171,258 of which were fully vested. Assuming all Eligible Options are tendered in this Exchange Offer, we would issue New Options to purchase an aggregate of 3,189,034 shares of our common stock.

Terms of New Options

Each New Option will differ from Eligible Options in the following ways:

—	each Eligible Option that you elect to exchange will be exchanged for a lesser number of New Options based on the Exchange Ratios set forth below.

—	each New Option will have an exercise price equal to the closing price per share of our common stock on The Nasdaq Global Select Market on the New Option Grant Date.

—	each New Option will have a term of ten years.

—

each New Option will have a new vesting schedule as follows: New Options issued in exchange for Eligible Options that are vested as of the Expiration Date of this Exchange Offer will vest six months from the New Option Grant Date; and New Options issued in exchange for Eligible Options that are not vested as of the Expiration Date of this Exchange Offer will vest over a three-year period, with one-third vesting on each anniversary of the New Option Grant Date. Vesting is conditioned on your continued employment with us through each applicable vesting date.

—	each New Option will be granted under the 2003 Plan.

The terms and conditions of your Eligible Options are set forth in the forms of new stock option agreements and the 2003 Plan, which are attached as exhibits to the Schedule TO.

The number of New Options that you receive in this Exchange Offer for tendered Eligible Options will depend on the Exchange Ratios set forth below. The Exchange Ratios are grouped by exercise price of Eligible Options.

If the Exercise Price of an Eligible Option Is:	Exchange Ratio (New Option to Eligible Options):

$17.86 – $19.19	1 New Option for 1.1 Eligible Options
$19.20 – $25.08	1 New Option for 1.2 Eligible Options
$25.09 – $29.12	1 New Option for 1.3 Eligible Options
$29.13 – $31.08	1 New Option for 1.4 Eligible Options
$31.09 – $35.09	1 New Option for 1.5 Eligible Options
$35.10 – $38.94	1 New Option for 1.6 Eligible Options
$38.95 – $46.93	1 New Option for 1.8 Eligible Options
$46.94 – $49.94	1 New Option for 1.9 Eligible Options
$49.95 – $55.30	1 New Option for 2.0 Eligible Options
Above $55.30	1 New Option for 7.6 Eligible Options

For purposes of applying the Exchange Ratios, fractional New Options will be rounded down to the nearest whole number on a Grant by Grant basis.

NOTHING IN THIS DOCUMENT SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF SAVVIS OR ANY OF ITS SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY OR SERVICE UNTIL THE NEW OPTION GRANT DATE OR AFTER THAT DATE.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS AND YOU CEASE TO BE AN EMPLOYEE OF SAVVIS OR ANY OF ITS SUBSIDIARIES BEFORE THE NEW OPTIONS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTION.

2003 Plan

We use the grant of awards under our 2003 Plan as a means of aligning the interests of our key employees with those of our stockholders. As of May 27, 2009, there were 1,670,566 shares of common stock remaining available for grant under our 2003 Plan. As of May 27, 2009, options to purchase an aggregate of 6,061,875 shares of our common stock were outstanding under our Stock Option Plans with a weighted average exercise price of $23.43 per share, 531,493 shares of restricted stock were unvested and outstanding, and 347,635 restricted stock units and restricted preferred units were unvested and outstanding.

Summary of the 2003 Plan

The following is a summary of the 2003 Plan. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the 2003 Plan, a copy of which has been filed as an exhibit to our Quarterly Report on Form 10-Q filed with the SEC on May 5, 2006.

Administration.    The 2003 Plan is administered by the compensation committee of the Board of Directors. Subject to the terms of the plan, the compensation committee may select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the plan.

Common Stock Reserved for Issuance under the Plan.    The common stock issued or to be issued under the 2003 Plan consists of authorized but unissued shares and treasury shares. If any shares covered by an award are not purchased or are forfeited, or if an award otherwise terminates without delivery of any common stock, then the number of shares of common stock counted against the aggregate number of shares available under the plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under the 2003 Plan.

Eligibility.    Awards may be made under the 2003 Plan to employees, officers and directors of, or consultants or advisors to, the company or any of our affiliates, including any such person who is an officer or director of us or of any affiliate, any outside director of the company, and to any other individual whose participation in the plan is determined to be in the best interests of our company by the Board of Directors.

Amendment or Termination of the Plan.    The Board of Directors may terminate or amend the plan at any time and for any reason. The 2003 Plan shall terminate in any event ten years after its effective date. Amendments will be submitted for stockholder approval to the extent stated by the Board of Directors or required by the Internal Revenue Code (referred to in this document as the “Code”) or other applicable laws rules or regulations. No amendment, suspension or termination of the plan may impair a grantee’s rights or obligations under any award previously awarded under the plan without such grantee’s consent.

Options.    The 2003 Plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Code and stock options that do not qualify as incentive stock options.

The exercise price of each stock option is the fair market value of our common stock on the date of grant. The fair market value is generally determined as the closing price of the common stock on The Nasdaq Stock Market, Inc. on the grant date. In the case of certain 10% stockholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the common stock on the date of grant. An exception to these requirements is made for options that the company grants in substitution for options held by employees of companies that the company acquires. In such a case the exercise price is adjusted to preserve the economic value of the employee’s stock option from his or her former employer.

The term of each stock option is fixed by the compensation committee and may not exceed ten years from the date of grant. In the case of certain 10% stockholders who receive incentive stock options, the term of each stock option may not exceed five years from the date of grant. The compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the compensation committee.

In general, an optionee may pay the exercise price of an option by cash, certified check, by tendering shares of common stock, or by means of a broker-assisted cashless exercise. Stock options granted under the 2003 Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution. However, we may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees to help with estate planning concerns.

Other Awards.    The compensation committee may also award:

—

restricted stock, which are shares of common stock subject to restrictions that may be granted for no consideration (other than par value of the shares which is deemed paid by services already rendered);

—

unrestricted stock, which are shares of common stock at no cost or for a purchase price determined by the compensation committee that are free from any restrictions under the plan. Unrestricted shares of common stock may be issued to participants in recognition of past services or other valid consideration, and may be issued in lieu of, or in addition to, cash compensation to be paid to participants;

—	stock units, which are a right to receive shares of common stock in the future;

—	dividend equivalent rights, which are rights entitling the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock;

—

stock appreciation rights, which are a right to receive a number of shares or, in the discretion of the compensation committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the compensation committee; and

—

performance and annual incentive awards, ultimately payable in common stock, cash, other awards or other property, as determined by the compensation committee. The compensation committee may grant multi-year and annual incentive awards subject to achievement of specified goals tied to business criteria (described below). The compensation committee may specify the amount of the incentive award as a percentage of these business criteria, a percentage in excess of a threshold amount or as another amount which need not bear a strictly mathematical relationship to these business criteria. Awards to individuals who are covered under Section 162(m) of the Code, or who the compensation committee designates as likely to be covered in the future, will comply with the requirement that payments to such employees qualify as performance-based compensation under Section 162(m) of the Code to the extent that the compensation committee so designates. Such employees include the chief executive officer and the four highest compensated executive officers (other than the chief executive officer) determined at the end of each year (the “covered employees”).

Effect of Certain Corporate Transactions.    Certain change of control transactions involving us, such as a sale of our company, may cause awards granted under the 2003 Plan to vest, unless the awards are continued or substituted for in connection with the change of control transaction.

Adjustments for Stock Dividends and Similar Events.    The compensation committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2003 Plan, including the individual limitations on awards, to reflect common stock dividends, stock splits and other similar events.

Section 162(m) of the Code.    Section 162(m) of the Code limits publicly-held companies such as our company to an annual deduction for federal income tax purposes of $1 million for compensation paid to their covered employees. However, performance-based compensation is excluded from this limitation. The 2003 Plan is designed to permit the compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

To qualify as performance-based:

(i)            the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

(ii)            the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as outside directors for purposes of the exception;

(iii)            the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by stockholders of the corporation before payment is made in a separate vote; and

(iv)            the compensation committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

In the case of compensation attributable to stock options, the performance goal requirement (summarized in (i) above) is deemed satisfied, and the certification requirement (summarized in (iv) above) is inapplicable, if the grant or award is made by the compensation committee; the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to an employee; and under the terms of the option, the amount of compensation is based solely on an increase in the value of the common stock after the date of grant.

Under the 2003 Plan, one or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or business units (except with respect to the total stockholder return and earnings per share criteria), are used exclusively by the compensation committee in establishing performance goals:

—	net income;

—	pretax earnings;

—	earnings before interest expense, taxes, depreciation and amortization;

—	revenue;

—	pretax operating earnings after interest expense and before bonuses, service fees and extraordinary or special items;

—	operating margin;

—	earnings per share;

—	return on equity;

—	return on capital;

—	return on investment;

—	operating earnings;

—	working capital;

—	ratio of debt to stockholders’ equity;

—	total stockholder return; and

—	such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index.

Under the Code, a director is an “outside director” of the company if he or she is not a current employee of the company; is not a former employee who receives compensation for prior services (other than under a qualified retirement plan); has not been an officer of the company; and does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a five percent ownership interest), remuneration from the company in any capacity other than as a director. The maximum number of shares of common stock subject to options that can be awarded under the 2003 Plan to any person is 666,666 per year.

The maximum amount that may be earned as an annual incentive award or other cash award in any fiscal year by any one person is $2,000,000 and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one person is $5,000,000.

Federal Income Tax Consequences

Incentive Stock Options.    The grant of an option will not be a taxable event for the grantee or for the company. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (holding period requirement). We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of our subsidiary from the date the option is granted through a date within three months before the date of exercise of the option.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Code.

Non-Qualified Options.    The grant of an option will not be a taxable event for the grantee or the company. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

If we comply with the restrictions of Section 162(m) of the Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

A grantee who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the non-qualified stock option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares of common stock will be the fair market value of the shares of common stock on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the grantee’s estate for estate tax purposes.

In the event a grantee transfers a non-qualified stock option to his or her ex-spouse incident to the grantee’s divorce, neither the grantee nor the ex-spouse will recognize any taxable income at the time of the transfer. In general, a transfer is made “incident to divorce” if the transfer occurs within one year after the marriage ends or if it is related to the end of the marriage (for example, if the transfer is made pursuant to a divorce order or settlement agreement). Upon the subsequent exercise of such option by the ex-spouse, the ex-spouse will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock at the time of exercise. Any distribution to the ex-spouse as a result of the exercise of the option will be subject to employment and income tax withholding at this time.

Restricted Stock.    A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse. If we comply with the restrictions of Section 162(m) of the Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income. Dividend payments on restricted stock are treated as compensation income unless the grantee has made a Section 83(b) election.

Unrestricted Stock.    A grantee who is awarded unrestricted shares will recognize ordinary income in an amount equal to the fair market value of the shares of common stock on the date of the award, reduced by the amount, if any, paid for such shares of common stock. We will generally be allowed a business expense deduction in the same amount and at the same time as the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Code.

Stock Units.    There are no immediate tax consequences of receiving an award of stock units under the 2003 Plan. A grantee who is awarded stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If we comply with the restrictions of Section 162(m) of the Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Dividend Equivalent Rights.    Participants who receive dividend equivalent rights will be required to recognize ordinary income in an amount distributed to the grantee pursuant to the award. If we comply with the restrictions of Section 162(m) of the Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Stock Appreciation Rights.    There are no immediate tax consequences of receiving an award of stock appreciation rights under the 2003 Plan. Upon exercising a stock appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. If we comply with the restrictions of Section 162(m) of the Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Performance and Annual Incentive Awards.    The award of a performance or annual incentive award will have no federal income tax consequences for us or for the grantee. The payment of the award is taxable to a grantee as ordinary income. If we comply with the restrictions of Section 162(m) of the Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Sections 409A and 280G of the Code

Section 409A of the Code provides that deferred compensation that is not structured to satisfy Section 409A may result in accelerated federal income taxation, a 20% penalty tax applied in addition to federal income tax otherwise owed and, potentially, interest for any underpayment of tax at the ordinary underpayment rate plus one percentage point. Stock options granted with an exercise price equal to the fair market value of the underlying common stock on the date of grant and stock appreciation rights with a grant price equal to the fair market value of the underlying common stock on the date of grant, restricted stock and stock units which provide that shares of common stock are delivered on vesting in the stock units are generally exempt from the application of Section 409A. In addition, Section 280G of the Code provides that to the extent that payments which are contingent on a change in control are determined to exceed certain Code limitations, they may be subject to a 20% nondeductible excise tax on the employee and the company’s deduction with respect to the associated compensation expense may be disallowed in whole or in part.

9.	Information Concerning Us; Financial Information

Information Concerning Us

We provide information technology, or IT, services including managed hosting, utility computing, colocation, managed security, network, and professional services, through our global infrastructure to businesses and government agencies around the world. Our services are designed to offer a flexible and comprehensive IT solution that meets the specific IT infrastructure and business needs of our customers. Our suite of products can be purchased individually, in various combinations, or as part of a total or partial outsourcing arrangement. Our point solutions meet the specific needs of customers who require control of their physical assets, while our managed hosting solution provides customers with access to our services and infrastructure without the upfront capital costs associated with equipment acquisition. By partnering with us, our customers are able to drive down the costs of acquiring and managing IT infrastructure, achieve operational efficiency through the use of virtualized technology, and focus their resources on their core business while we ensure the performance of their IT infrastructure.

We were incorporated in Delaware in 1998. Our principal executive offices are located at 1 SAVVIS Parkway, Town & Country, Missouri 63017 and our telephone number is (314) 628-7000.

Financial Information

Certain Financial Information.    Set forth on Schedule B attached hereto is our selected summarized financial information. This selected summarized financial information is derived from and qualified by reference to our publicly available consolidated financial statements and should be read in conjunction with the financial statements, related notes and other financial information (i) filed with our Current Report on Form 8-K filed on May 28, 2009, and (ii) included in the section entitled “Item 1. Financial Statements” of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

Book Value

We had a book value per share of $3.79 on March 31, 2009 (calculated using the book value as of March 31, 2009, divided by the number of outstanding shares of our common stock as of March 31, 2009).

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges was 1.1 times and 4.2 times for the three months ended March 31, 2009, and the year ended December 31, 2007, respectively. Our earnings were insufficient to cover fixed charges by $6.2 million for the year ended December 31, 2008.

Additional Information

For more information about us, please refer to our Annual Report on Form 10-K for the year ended December 31, 2008, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and our other filings made with the SEC. We recommend that you review materials that we have filed with the SEC before deciding whether or not to tender your Eligible Options. We will also provide you without charge, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See “This Exchange Offer–Additional Information” for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

10.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Options

The following table sets forth certain information as of May 28, 2009 about the outstanding Eligible Options held by each of our directors and executive officers. Our executive officers are eligible to participate in this Exchange Offer. The non-employee members of our Board of Directors are not eligible to participate in this Exchange Offer. As of May 28, 2009, our executive officers as a group held unexercised and outstanding Eligible Options to purchase a total of 1,555,000 shares of our common stock, which represented approximately 37.01% of the shares subject to all Eligible Options outstanding under our Stock Option Plans as of that date.

The percentages in the table below are based on the total number of outstanding Eligible Options to purchase our common stock under our Stock Option Plans, which was 4,201,968 as of May 28, 2009.

Name	Position	Aggregate Number of Eligible Options	Percentage of Total Outstanding Eligible Options
Philip J. Koen	Chief Executive Officer and Director	50,000	1.19%
Gregory W. Freiberg	Senior Vice President and Chief Financial Officer	0	0.00%
Mary Ann Altergott	Senior Vice President-Corporate Services	170,000	4.05%
Eugene V. DeFelice	Senior Vice President, General Counsel and Corporate Secretary	160,000	3.81%
Bryan S. Doerr	Chief Technology Officer	170,000	4.05%
William D. Fathers	Senior Vice President, Managing Director—Americas	285,000	6.78%
Paul F. Goetz	Senior Vice President—Americas Sales	225,000	5.35%
James S. Mori	Senior Vice President, Global Client Services	130,000	3.09%
Thomas T. Riley	Senior Vice President, Managing Director – International	0	0.00%
Jeffrey H. Von Deylen	Senior Vice President, Global Operations and Client Services	365,000	8.69%
John D. Clark	Director	Not Eligible	–

Clyde A. Heintzelman	Director	Not Eligible	–

Thomas E. McInerney	Director	Not Eligible	–

James E. Ousley	Director	Not Eligible	–

David C. Peterschmidt	Director	Not Eligible	–

James P. Pellow	Director	Not Eligible	–

Mercedes A. Walton	Director	Not Eligible	–

Patrick J. Welsh	Director	Not Eligible	–

Neither we nor, to the best of our knowledge, any member of our Board of Directors or any of our executive officers, nor any affiliate of ours, engaged in transactions involving Eligible Options during the past 60 days.

The address of each director and executive officer of our company is: c/o SAVVIS, Inc., 1 SAVVIS Parkway, Town & Country, Missouri 63017.

11.	Status of Eligible Options Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer

Eligible Options that we accept for exchange pursuant to this Exchange Offer will be canceled on the New Option Grant Date and a portion of the shares of common stock underlying such grants will be allocated to the New Options to be issued in exchange for such Eligible Options. The remaining shares of common stock underlying such Eligible Options will be available for future grants under the 2003 Plan.

In 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123(R)), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. We adopted the modified prospective method of transition under which prior periods are not restated for comparative purposes. We estimate the fair value of stock-based payment awards on the date of grant using the Black-Scholes-Merton pricing model, which is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. These variables include our expected stock price volatility over the term of the awards, actual and projected employee option exercise behaviors, risk free interest rate and expected dividends. The expected stock price volatility is based on the implied volatility from exchange traded options. We base our expected life assumption on our historical experience and on the terms and conditions of the stock awards we grant to employees. Risk free interest rates reflect the yield on zero-coupon U.S. Treasury securities. We do not anticipate paying any cash dividends in the foreseeable future and therefore use an expected dividend yield of zero. If factors change, and we employ different assumptions for estimating stock-based compensation expense in future periods, or if we decide to use a different valuation model, the future periods may differ significantly from what we have recorded in prior periods and could materially affect our operating income, net income and net income per share. We are also required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates.

In addition, we also record stock-based compensation expense for options issued to non-employees. We value non-employee options using the Black-Scholes-Merton pricing model. Non-employee options subject to vesting are valued as they become vested.

Under SFAS 123(R), stock-based compensation expense is calculated based upon the fair value of a stock award on the date of grant and the cancellation of an award accompanied by the concurrent grant of (or offer to grant) a replacement award is accounted for as a modification of the terms of the canceled award. The incremental compensation expense associated with an option exchange is measured as the excess of the fair value of the replacement award over the fair value of the canceled award, both determined at the modification date. As a result, we may incur a non-cash compensation charge for all Eligible Options that are exchanged for New Options. The compensation charge will be recorded over the vesting periods of New Options.

The amount of this charge will depend on a number of factors, including:

—	The exercise price per share of New Options issued in this Exchange Offer;

—	The level of participation by Eligible Employees in this Exchange Offer; and

—	The exercise price per share of Eligible Options canceled in this Exchange Offer.

Since these factors cannot be predicted with any certainty at this time and will not be known until the Expiration Date, we cannot predict the exact amount of the charge that will result from this Exchange Offer.

12.	Legal Matters; Regulatory Approvals

We are not aware of any material pending or threatened legal actions or proceedings relating to this Exchange Offer. We are not aware of any margin requirements or anti-trust laws applicable to this Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and issuance of New Options as contemplated by this Exchange Offer or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of New Options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Exchange Offer to accept tendered Eligible Options for exchange and to issue New Options for your Eligible Options would be subject to obtaining any such approval.

13.	Material United States Tax Consequences

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a discussion of the material United States federal income tax consequences of the exchange of Eligible Options and the grant of New Options pursuant to this Exchange Offer. This discussion is based on the Code, its legislative history, U.S. Treasury Department regulations, and administrative and judicial interpretations as of the date of this Exchange Offer, all of which may change, possibly on a retroactive basis. This discussion does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all Eligible Employees. If you are a citizen or resident of, or are otherwise subject to the tax laws of, another country, or change your residence or citizenship during the term of this Exchange Offer, the information contained in this discussion may not be applicable to you. Please refer to Schedule A of this document if you reside in the U.K.

Stock Option Taxation

The exchange of the Eligible Options for the New Options will not be taxable event. All of the New Options issued in exchange for nonqualified stock options will continue to be nonqualified stock options and New Options issued in exchange for Eligible Options that qualified as “incentive stock options” will qualify as “incentive stock options” within the meaning of Section 422 of the Code. However, see the following paragraph for possible tax effects on Eligible Options that qualify as “incentive stock options” and are not exchanged in this Exchange Offer.

In order to receive favorable U.S. tax treatment for incentive stock options, the shares subject to the option must be held more than two years after the grant date and more than one year after you exercise the option grant. If this Exchange Offer is open for thirty or more calendar days, employees will not receive any credit for the time in which their incentive stock options were held. As a result, if this Exchange Offer is open for thirty or more calendar days, in order to receive favorable U.S. tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two years from the New Option Grant Date and more than one year after the exercise of the option (even if you do not exchange your incentive stock options for New Options). If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option should be treated as long-term capital gain. Currently, this Exchange Offer is estimated to expire on June 26, 2009. If the offer expires as scheduled, the offer will have remained open for 29 calendar days.

The grant of the New Options will not result in taxable income to the Eligible Employee. The Eligible Employee will generally realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares. Gains or losses realized by the Eligible Employee upon disposition of the shares should be treated as capital gains and losses, with the basis in the shares being equal to the fair market value of the shares at the time of exercise. Savvis should be allowed a corresponding federal income tax deduction.

Generally, we will be entitled to a federal income tax deduction in the same amount and at the same time as the Eligible Employee recognizes ordinary income, subject to any deduction limitation under Section 162(m) of the Code as discussed below.

Section 162(m)

Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the three other most highly compensated executive officers (other than our principal financial officer) who are employed by the corporation on the last day of the taxable year, but does allow a deduction for “performance-based compensation.” The 2003 Plan provides that no employee will be granted in any fiscal year stock options to purchase more than 666,666 shares of our common stock. The 2003 Plan also provides, as required by Section 162(m) of the Code, that both the Eligible Option and the New Option will be counted toward this 666,666 limitation. We expect that all of our New Options when granted should qualify as performance based compensation and should be deductible under Section 162(m).

Section 280G

Under certain circumstances, the accelerated vesting or exercise of stock options in connection with a change of control might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the grantee may be subject to a 20% excise tax and we may be denied a federal income tax deduction.

Tax Advice

The preceding discussion is based on U.S. tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. income tax aspects of the New Options or Eligible Options. A holder of Eligible Options may also be subject to state and local taxes in connection with the exercise of New Options or Eligible Options. We suggest that participants consult with their individual tax advisors to determine the applicability of the tax rules to their personal circumstances.

Tax Withholding

We will have the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy local, state, and federal taxes (including employment taxes) required by law to be withheld with respect to any exercise, of a New Option and/or an Eligible Option.

WE ADVISE ALL ELIGIBLE EMPLOYEES WHO ARE CONSIDERING EXCHANGING THEIR ELIGIBLE OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS ABOUT THE LOCAL, STATE, FEDERAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

IN ADDITION, IF YOU ARE A RESIDENT OF A COUNTRY OTHER THAN THE U.S., YOU SHOULD BE AWARE THAT THERE MIGHT BE TAX AND SOCIAL INSURANCE CONSEQUENCES THAT MAY APPLY TO YOU. A SUMMARY OF THESE CONSEQUENCES IN THE U.K. ARE DISCUSSED IN SCHEDULE A. WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR ADVISORS TO DISCUSS THE CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

14.	Extension of Exchange Offer; Termination; Amendment

We may, from time to time, extend the period of time during which this Exchange Offer is open and delay accepting any Eligible Options tendered to us by providing notice of the extension to Eligible Employees by public announcement, oral or written notice, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If this Exchange Offer is extended or amended, we will provide appropriate notice of the extension or amendment, as applicable, and the new Expiration Date, if any, no later than 9:00 a.m. Eastern Time on the next business day following the previously scheduled Expiration Date. For purposes of this Exchange Offer, a “business day” means any day other than a Saturday, Sunday, or United States federal holiday and consists of the time period from 12:01 a.m. Central Time through 12:00 midnight Central Time.

If we materially change the terms of this Exchange Offer or the information concerning this Exchange Offer, or if we waive a material condition of this Exchange Offer, we will extend this Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep this Exchange Offer open for at least 10 business days after the date of such notification:

—	If we increase or decrease the amount of consideration offered for the Eligible Options; or

—	If we increase or decrease the number of Eligible Options that may be tendered in this Exchange Offer.

15.	Fees and Expenses

We will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of Eligible Options pursuant to this Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this Exchange Offer, including, any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this Exchange Offer.

16.	Additional Information

With respect to this Exchange Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as it may be amended, of which this document is a part. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC (other than information in a report on Form 8-K that is “furnished” and not “filed” pursuant to Form 8-K, and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information) before deciding whether to tender your Eligible Options:

—	our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 27, 2009;

—	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 7, 2009;

—	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 1, 2009;

—

our Current Reports on Form 8-K filed with the SEC on January 20, 2009, January 26, 2009, February 4, 2009, February 17, 2009, April 2, 2009, April 29, 2009, May 6, 2009, May 22, 2009 and May 28, 2009; and

—	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on February 8, 2000.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

Our internet address is http://www.savvis.net and the investor relations section of our website is located under “Investors.” We make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this document.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this document is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this document, other than exhibits to such documents. Requests for such copies should be directed to our Human Resources department, at the following address:

SAVVIS, Inc.

1 Savvis Parkway

Town & Country, Missouri 63017

(314) 628-7346

Attention: Mary Jo Kilgore

The information about us contained in this document should be read together with the information contained in the documents to which we have referred you.

17.	Miscellaneous

We cannot guarantee that, subsequent to the Expiration Date, the per share market price of our common stock will increase to a price that is greater than the exercise price of the New Options. We encourage you to review the section of this document entitled “Risk Factors” and the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2008, as supplemented by our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, before you decide whether to participate in this Exchange Offer.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR AS PROVIDED ON THE EXCHANGE OFFER WEBSITE. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SAVVIS, Inc.

May 29, 2009

Schedule A

MATERIAL TAX CONSEQUENCES FOR

ELIGIBLE EMPLOYEES SUBJECT TO TAX

IN THE UNITED KINGDOM

The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of New Options pursuant to this Exchange Offer for Eligible Employees subject to tax in the United Kingdom. This discussion is based on the law in effect in the United Kingdom as of May 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the New Options are granted, you exercise the New Options or you sell shares acquired at exercise of the New Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the United Kingdom apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of Eligible Options for the New Options.

Grant of New Options

You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

When you exercise the New Options, you will be subject to income tax and employee national insurance contributions (“NICs”) on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. Pursuant to a joint election between you and your employer, you will also be liable for paying the employer’s portions of NICs on the spread when you exercise the New Options. Your employer will calculate the income tax and NICs due by way of withholding on exercise of the New Options and account for these amounts to HM Revenue and Customs (“HMRC”) on your behalf. If, for any reason, your employer is unable to withhold the applicable income tax and NICs under the Pay As You Earn (“PAYE”) system or by any other method permitted in your stock option agreement, you must reimburse your employer for the tax paid within 90 days of the date of exercise of the New Options. If you fail to pay this amount to the employer within that time limit, the amount of any uncollected tax due from you will constitute a loan owed by you to your employer bearing interest at the then-current HMRC official rate.

Sale of Shares

When you sell the shares acquired at exercise of the New Options, you will be subject to capital gains tax on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. Please note that, effective April 6, 2008, taper relief was abolished and any capital gain is subject to tax at a flat rate of 18%. Capital gains tax is only payable on gains from all sources in any tax year to the extent that those gains exceed your annual personal exemption (£10,100 for the tax year from 6 April 2009 – 5 April 2010). Furthermore, if you acquire other shares in Savvis, you must take into account the share identification rules in calculating your capital gains liability.

A-1

Withholding and Reporting

Your employer is required to withhold income tax and NICs when you exercise or sell your New Options, as described above. On your employer’s annual tax and share plan returns, it is also required to report to HMRC the details of the exchange, the grant of the New Options, the exercise of the New Options, other related income and any tax withheld. You are responsible for reporting the exercise of the New Options and for reporting and paying any tax resulting from the sale of shares.

A-2

Schedule B

SELECTED SUMMARIZED FINANCIAL INFORMATION

SAVVIS, Inc. and Subsidiaries

Selected Summarized Financial Information

(in thousands)

	Year Ended		Three Months Ended
	December 31,		March 31,
	2008	2007	2009	2008
Consolidated Statement of Operations:

Total revenue	$857,041	$793,833	$ 221,523	$ 203,283
Cost of revenue (1) (2)	483,054	443,282	120,521	115,533
Other operating expenses (2) (3)	347,454	12,551	85,404	88,170
Income from operations	26,533	338,000	15,598	(420)
Net income (loss) (4)	(21,966)	242,875	617	(7,323)
Net income (loss) per common share
Basic	$(0.41)	$4.61	$0.01	$(0.14)

Diluted	$(0.41)	$4.51	$0.01	$(0.14)

Weighted-Average Common Shares Outstanding
Basic	53,317	52,689	53,609	53,099

Diluted (5)	53,317	57,215	53,774	53,099

(1) Excludes depreciation, amortization, and accretion, which is reported separately, and includes non-cash equity-based compensation.

(2) For the years ended December 31, 2008 and 2007 and the three months ended March 31, 2008, certain amounts have been reclassified from “Cost of revenue” to “Other operating expenses” to conform to the current period financial statement presentation.

(3) Includes depreciation, amortization, and accretion and non-cash equity-based compensation.

(4) For the years ended December 31, 2008 and 2007 and the three months ended March 31, 2008, net income (loss) has been revised to account for the adoption of FSP APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement).”

(5) For the year ended December 31, 2008 and the three months ended March 31, 2008, the effects of including the incremental shares associated with options, unvested restricted preferred units, unvested restricted stock units, unvested restricted stock awards, and the Convertible Notes are anti-dilutive, and as such, are not included in the diluted weighted-average common shares outstanding. For the three months ended March 31, 2009, the effects of including the incremental shares associated with unvested restricted stock awards and the Convertible Notes are anti-dilutive, and as such, as not included in the diluted weighted-average common shares outstanding. Diluted weighted-average common shares outstanding includes 3.2 million common shares for the year ended December 31, 2007, which reflects the dilution impact of the Convertible Notes using the “if-converted” method.

	December 31,		March 31,
	2008	2007	2009
Consolidated Balance Sheets:

Current assets	$196,670	$254,614	$ 219,926
Non-current assets (1)	753,025	633,660	729,270
Current liabilities	126,262	165,288	116,118
Non-current liabilities (1)	623,256	506,238	627,426

(1) Non-current assets and Non-current liabilities as of December 31, 2008 and 2007 have been revised to account for the adoption of FSP APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement).”

B-1